As filed with the Securities and Exchange Commission on October 17, 2002

                                                   Registration No. 333-89404

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                 Amendment No. 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         NORTHEAST MORTGAGE CORPORATION
                 (Name of Small Business Issuer in its charter)

           Nevada                           6162                   86-0972558
(State or other jurisdiction of    (Primary Standard Industrial    (IRS Employer
 incorporation or organization)  Classification Number)   Identification Number)

                              800 Main Street South
                          Southbury, Connecticut 06488
                                 (203) 262-6110
                          (Address and telephone number
                            of registrant's principal
                               executive offices)
                                 ---------------

                                 Brian Rogerson
                         Northeast Mortgage Corporation
                                 800 Main Street
                          Southbury, Connecticut 06488
                                 (203) 262-6110
                (Name, address, including zip code, and telephone
                number, including area code, of agent for service
                                   of service)
                                 --------------

                                 With copies to:
                           Christian J. Hoffmann, III
                        Quarles & Brady Streich Lang, LLP
                             2 North Central Avenue
                           Phoenix, Arizona 85004-2391
                                 (602) 229-5200
                                 ---------------

Approximate date of commencement of proposed sale of the securities to public:

         From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the selling shareholders. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of Security       Amount to be           Proposed Maximum    Proposed Maximum Aggregate       Amount of
        to be Registered                Registered          Offering Price (1)       Offering Price (1)        Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock,                        200,000 shares                 $.10                   $20,000                   $100
$.001 par value (1)

(1) Estimated for purpose of calculating registration fee.

(2) Filing fee previously paid.

The Registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         NORTHEAST MORTGAGE CORPORATION
                         200,000 Shares of Common Stock

         This prospectus is part of a registration statement that covers 200,000 shares of our common stock currently owned by the selling shareholders named herein. The selling shareholders named herein acquired the shares by gift and are our original shareholders. These shares may be offered or sold from time to time by the selling shareholders at the rate of $.10 per share until such time as an active trading market develops in our common stock, then at prevailing market prices, at negotiated prices or otherwise.

         We will not receive any proceeds from the sale of shares by the selling shareholders. Our common stock is not currently listed or quoted on any quotation medium. There can be no assurance that our common stock will ever be quoted on any quotation medium or that any trading market for our common stock will ever develop.

         Our principal executive offices are located at 800 Main Street, Southbury, Connecticut 06488, and our telephone number is (203) 262-6110.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK.

                The date of this prospectus is ________________, 2002

                                Table of Contents

                                                                            Page
PROSPECTUS SUMMARY.............................................................1

RISK FACTORS AND INVESTMENT CONSIDERATIONS.....................................4

USE OF PROCEEDS................................................................8

DETERMINATION OF OFFERING PRICE................................................8

SELLING SHAREHOLDERS...........................................................8

PLAN OF DISTRIBUTION..........................................................11

LEGAL PROCEEDINGS.............................................................12

MANAGEMENT....................................................................12

DESCRIPTION OF SECURITIES.....................................................14

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................16

BUSINESS......................................................................17

SELECTED COMBINED FINANCIAL DATA..............................................26

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS................28

DESCRIPTION OF PROPERTY.......................................................30

MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS.........................31

LEGAL MATTERS.................................................................34

EXPERTS.......................................................................34

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in and incorporated by reference into this Prospectus. Unless the context otherwise requires "we", "our", "us" or the "Company" refers to Northeast Mortgage Corporation. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire Prospectus, the financial statements and all exhibits and documents referred to therein.

                                   The Company

         We were organized under the laws of the state of Nevada on July 25, 1997 under the name Knight Investment Ltd. as a blank check company organized to seek a target company for merger or acquisition. On October 30, 2001 we entered into a Contribution Agreement with Northeast Mortgage LLC and its members to acquire all or substantially all of the assets of Northeast LLC. Our shareholders approved the acquisition of Northeast LLC and we completed the transaction on March 27, 2002. Northeast LLC was originally founded in 1996 in Connecticut. As a result of the acquisition of Northeast LLC, we issued 3,000,0000 shares of our common stock and 4,600,000 shares of our Series A Preferred Stock to the members of Northeast LLC. On February 25, 2002 we changed our name to Northeast Mortgage Corporation in anticipation of the acquisition of Northeast LLC.

         Our common stock is not listed on any recognized exchange or quoted on any quotation medium. There are no plans, proposals, arrangements or understandings with any persons concerning the development of a trading market in our common stock.

         Our principal executive offices are located at 800 Main Street, Southbury, Connecticut 06488, and our telephone number is (203) 262-6110.

Summary of Our Business

         Prior to our acquisition of Northeast LLC we were a blank check company and we had no assets or business operations. As a result of our acquisition of Northeast LLC we are now engaged primarily in the mortgage banking business, and as such originate and sell mortgage loans. Our mortgage loans are principally prime credit quality first-lien mortgage loans secured by single-family residences although we also offer home equity loans both in conjunction with newly produced prime credit quality first mortgages and as a separate product. In addition, we offer sub-prime credit quality first-lien single-family mortgage loans.

                             Summary of the Offering


Securities Offered......................................   200,000 shares of common stock, $.001 par value

Capital Stock Outstanding

Common Stock outstanding prior
to and after the Offering...............................   4,000,000 shares (1)

Proposed OTC Bulletin Board Symbol......................   Common Stock: "NEMC"

Use of Proceeds.........................................   We will not receive any proceeds from the sale of
                                                           the shares by the selling shareholders.

Plan of  Distribution....................................  The  shares  offered  hereby  may be sold  from  time to time by the selling shareholders. These shares may
                                                           be  offered   from  time  to  time  in  one  or  more
                                                           transactions  on the OTC Bulletin Board or any public
                                                           market on which the our common stock trades at market
                                                           prices  prevailing at the time of the sale, at prices
                                                           related  to  such  prevailing  market  prices,  or at
                                                           negotiated prices.

                                                           We are paying all of the expe nses in connection with
                                                           the  preparation  of this  Prospectus and the related
                                                           Registration Statement, estimated at $35,000.

Risk  Factors............................................  The shares offered by this prospectus are speculative and an investment in our common stock involves a high
                                                           degree of risk.  Please review this entire prospectus
                                                           before   making  any  decision   with  regard  to  an
                                                           investment in our common stock.


(1) Indicates shares of common stock outstanding as of the date of this Prospectus.

                             Summary Financial Data

         The following table summarizes certain of our selected financial data and unaudited data and is qualified in its entirety by the more detailed financial statements contained elsewhere in this Prospectus. The summary financial information contained in the following table is derived from and should be read in conjunction with our audited financial statements the notes thereto elsewhere in this Prospectus. The pro forma consolidated statement of operations data and the proforma consolidated balance sheet data give effect to the acquisition of Northeast LLC. The pro forma consolidated statement of operations data give effect to such events as if they had occurred as of the first day of the periods presented.

                                   Northeast Mortgage Corporation
                                 (in thousands, except per share data)

                                Year Ended              Six Months Ended
                                December 31,                 June 30
                         --------------------------  --------------------------
                             2000          2001          2001          2002
                         ------------  ------------  ------------  ------------
                                       (Unaudited)    (Unaudited)   (Unaudited)
Statement of                               Pro
Operation Data:             Actual       Forma (1)      Actual        Actual
-------------------      ------------  ------------  ------------  ------------
Net sales                       5,863         8,935         4,293         4,846
Operating expenses              5,477         8,331         3,895         4,555
Operating income (loss)           386           604           398           291
Other income (expense)           (335)         (412)         (276)         (212)
Net income attributable
to common stockholders             51           111            62            56
Basic & Diluted
income per share                   --          0.01           .06          0.01
Weighted average number
of shares outstanding              --     8,600,000     8,600,000     8,600,000


                                          (in thousands)
                                         Six Months Ended
                                           June 30, 2002
                                            (Unaudited)

Balance Sheet Data:                           Actual
------------------------                    -----------
Working capital                                     878
Total assets                                     13,423
Short-term debt                                  11,837
Long-term debt                                      517
Total stockholders' equity                        1,067

        (1) The pro forma figures for the year ended December 31, 2001 include the operating results of Northeast LLC for its fiscal year ended December 31, 2001 and our operating results for its fiscal year ended December 31, 2001.

                   RISK FACTORS AND INVESTMENT CONSIDERATIONS

         Investment in our common stock involves a number of risks. In addition to the risks and investment considerations discussed elsewhere in this Prospectus the following factors should be carefully considered by anyone purchasing shares of our common stock. Any of the following risks would adversely effect our business, financial condition and results of operation.

                              Risks of the Company

If interest rates rise, we would most likely originate fewer loans.

        In periods of rising interest rates, demand for mortgage loans typically declines. During those periods, we will likely originate and sell fewer mortgage loans. Consequently our revenues would decline. Demand for refinancing mortgages declines more significantly than mortgages for new home purchase during periods of rising interest rates.

If we do not comply with mortgage banking rules and regulations or other regulatory requirements, our business may be restricted or reduced

        Our business is subject to the rules and regulations of various federal, state and local regulatory agencies in connection with originating, brokering, processing, underwriting and selling mortgage loans. These rules and regulations, among other things, impose licensing obligations on us, prohibit discrimination, establish underwriting guidelines and mandate disclosures and notices to borrowers. If we do not comply with these rules, regulations and requirements, the regulatory agencies may restrict our ability to originate mortgage loans. Regulatory and legal requirements are subject to change and may become more restrictive, making compliance more difficult or expensive or otherwise restrict our ability to conduct business as it is now conducted.

The loss of key purchasers of our loans or a reduction in prices paid by these purchasers would reduce our revenues by restricting the number of loans we are able to originate, or originate on a cost effective basis.

        As a mortgage banker, we sell most of the loans we originate to institutional buyers. Generally, we also sell the servicing rights to the loans at the time we sell the loans. If the financial institutions that typically purchase our loans or services rights and equivalent purchasers cannot be found on a timely basis, then we would be unable to originate loans at our historic levels and our business and results of operations would be adversely affected. Our results of operations could also be adversely affected if these purchasers lower the price they pay to us or adversely change the material terms of their loan purchases from us. The prices at which we sell our loans vary over time. Several factors determine the prices we receive for loans. These factors include:

         o        the number of institutions that are willing to buy our loans;
         o        the amount of comparable loans available for sale;
         o        the levels of prepayments of, or defaults on, loans;
         o        the types and volumes of loans we sell;
         o        the level and volatility of interest rates; and
         o        the quality of our loans.

         The prices at which we can sell mortgage-servicing rights vary over time and may be adversely affected by a number of factors, including the general supply of and demand for mortgage servicing rights and changes in interest rates. Servicing rights for a particular loan category that was originated at higher interest rates tend to have a lower value than those originated with comparatively lower interest rates due to the greater likelihood that loans with higher interest rates will be prepaid more quickly. Because our ability to fund mortgage loans depends on the availability of financing sources, our revenue and business would be negatively affected if our current financing sources were canceled or not renewed.

Our business may suffer if we cannot attract or retain qualified loan originators or if we lose key personnel

         We depend on our loan originators to generate customers by, among other things, developing relationships with consumers, real estate agents and brokers, builders and others, which it believes leads to repeat and referral business. Accordingly, we must be able to attract, motivate, and retain skilled loan originators. The market for such persons is highly competitive and historically has experienced a high rate of turnover. Competition for qualified loan originators may lead to increased costs to hire and retain them. We cannot guarantee that we will be able to continue to attract and retain a sufficient number of skilled loan originators to support our projected growth. If we cannot attract or retain a sufficient number of skilled loan originators, or even if we can retain them but at much higher costs, our business and results of operations may be adversely impacted because we will be unable to originate as many loans or, even if we do originate enough loans, they may not be done in a cost-effective manner.

         We are dependent on the continued services of certain key management personnel, particularly Brian Rogerson. The loss of the services of Brian Rogerson could significantly impact our future operations and ability to execute our business plan. We have not entered into an employment contract with Mr. Rogerson.

The market in which we operate is intensely competitive and actions by competitors could harm our business

         We must compete with other mortgage bankers and brokers, many of whom are larger, better capitalized, better connected with institutional purchasers of loans and more experienced. Barriers to entry in the mortgage industry are relatively low and increased competition is likely. As we seek to expand our business, we will face a greater number from competitors, many of who will be in well-established markets that we seek to penetrate. Accordingly, we may not be able to successfully compete against them or any future competitors. Moreover, competitors may be able to respond more quickly to take advantage of new or changing opportunities, technologies and customer preferences and requirements. They also may be able to undertake more extensive promotional activities and offer more attractive rates and other terms to borrowers than we can, gaining a competitive advantage over us.

Changes in existing government sponsored and federal mortgage programs could negatively affect our business

         Our ongoing ability to generate revenue through mortgage sales to institutional investors depends largely on programs administered by Fannie Mae, the Federal Home Loan Mortgage Corporation and others that facilitate the issuance of mortgage-backed securities in the secondary market. A portion of our business also depends on various programs administered by the Federal Housing Administration and the Veterans Administration. Any discontinuance of, or significant reduction in, the operation of those programs could have a material adverse effect on our business and results of operations. Also, any significant adverse change in the level of activity in the secondary market or the underwriting criteria of these entities could reduce our revenues.

We may be required to return proceeds obtained from the sale of loans, which would negatively impact our results of operations

         When we sell a loan to an investor, we are required to make certain representations and warranties regarding the loan, the borrower and the property. These representations are based in part on our due diligence and related information provided to us by the borrower and others. If any of these representations or warranties are later determined to be false, we may be required to repurchase the loan, including principal and interest, from the investor or indemnify the investor for damages or losses caused by the breach of the representation or warranty. In connection with some non-prime loan sales, we may be required to return a portion of the premium paid by the investor if the loan is prepaid within the first year after its sale. If, to any significant extent, we are required to repurchase loans, indemnify investors or return loan premiums, it could have a material adverse impact on our business and results of operations.

Our non-conforming mortgage business subjects us to greater risks than our conforming mortgage business

         Under our non-conforming (sometimes referred to as non-prime or sub-prime) mortgage loan programs, we place loans for borrowers who have impaired or limited credit histories or higher debt-to-income ratios than prime mortgage lenders allow. The non-conforming mortgage banking industry is riskier than the conforming mortgage business primarily because there is a greater risk of default and product offerings for non-conforming mortgages frequently change, which may make selling a non-conforming loan to institutional investors more difficult. Our failure to adequately address the related risks could have a material negative effect on our business and results of operations. The percentage of non-conforming loans in our portfolio as of June 30, 2002 was 30%, which is a typical percentage of such loans in our portfolio at any time.

Our financial results may fluctuate as a result of seasonality

         The mortgage industry is generally subject to seasonal trends. These trends reflect the general pattern of existing home sales, which typically peak during the spring and summer months and decline from January through March. Our quarterly results can be expected to fluctuate in the future, reflecting the seasonality of the industry. Further, if the closing of a sale of loans or servicing rights is postponed, the recognition of income is also postponed. If such a delay causes us to recognize income in the next quarter, our results of operation for the previous quarter would be adversely affected. Unanticipated delays could also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under our credit facilities are outstanding.

We are dependent on our current warehouse line of credit lender

         We are currently dependent on our existing warehouse line of credit lender and line of credit. Consequently, our mortgage banking business is currently limited to the available capacity of the warehouse line of credit. Our business would be adversely affected if, for any reason, our warehouse line of credit lender refused to expand or continue the line of credit and a substitute or additional warehouse line of credit could not be secured.

There is no market for our shares and you may not be able to sell them

         There has been no trading market for our common stock. Although we intend to apply to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted and there can be no assurance that an active market will develop for our common stock. Therefore, it may be difficult to sell your shares if you should desire or need to sell.

The purchase of penny stocks can be risky

         In the event that a public trading market develops for our shares, they may be classified as a "penny stock" depending upon their market price and the manner in which they are traded. Section 3(a)(51) of the Securities Exchange Act of 1934 defines a "penny stock" for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share and is not admitted for quotation and does not trade on the Nasdaq Stock Market or on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules require delivery by the broker of a document to investors stating the risks of investment in penny stocks, the possible lack of liquidity, commissions to be paid, current quotations and investors' rights and remedies, a special suitability inquiry, regular reporting to the investor and other requirements. Prices for penny stocks are often not available and investors are often unable to sell such stock. Thus an investor may lose his entire investment in a penny stock and consequently should be cautious of any purchase of penny stocks.

                           Risks Relating to Offering

Possible  Depressive  Effect on Market Price of  Securities  Eligible for Future
Sale

         Our officers and directors own an aggregate of 3,800,000 shares of our common stock and 4,600,000 shares of our Series A Convertible Preferred Stock each share of which is convertible into one share of common stock beginning on March 22, 2003 unless earlier redeemed by the Company at $1 per share (see "Description of Securities" section). All of the shares of common stock held by our officers and directors, and the common stock underlying the shares of preferred stock held by our officers and directors are, or will be upon conversion, "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act or pursuant to an exemption from such registration. The shares held by Mr. Hodges, one of our directors, will not be eligible for public sale under Rule 144 and will need to be registered prior to their sale. Generally, under Rule 144, each person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to (and including) the greater of 1% of a company's then outstanding Common Stock or the average weekly trading volume for the four weeks prior to the proposed sale. None of such restricted securities were eligible for sale under Rule 144 as of October 15, 2002. Sales of substantial amounts of common stock by our shareholders under Rule 144 or otherwise, or even the potential for such sales, could have a depressive effect on the market price of the shares of our common stock and could impair our ability to raise capital through the sale of our equity securities. See "Description of Securities", "Security Ownership of Certain Beneficial Owners and Management" and "Plan of Placement."

Possible issuance of options may dilute the interests of shareholders

         We have reserved 1,000,000 shares of our common stock for issuance under our 2001 Stock Option Plan. As of August 30, 2002, none of the options available under this plan had been granted. To the extent that stock options are granted and exercised, dilution to the interests of our stockholders may occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such outstanding options. See "Management -- Stock Option Plan."

Issuance of securities senior to common stock could dilute voting power and equity and could create preferences over our common stock holders

         Our  Articles  of  Incorporation   authorize  the  issuance  of  up  to

10,000,000 shares of preferred stock. As of August 15, 2002, our board of directors had designated and issued 4,600,000 shares of our Series A Convertible Preferred Stock, all of which were issued to the former members of Northeast LLC, who are also all officers and directors of the Company, on March 27, 2002. Additional shares of preferred stock may be issued by our board of directors from time to time in one or more series, for such consideration and with such relative rights and preferences as the board of directors may determine. Any shares of preferred stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of holders of shares of common stock, and have preferences over shares of our common stock with respect to dividends and in liquidation.

Lack of Dividends

         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the near term. We intend to retain future earnings, if any, to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should refrain from purchasing the common stock offered by this Prospectus.


                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering. All proceeds from the sale of the shares sold under this Prospectus will go to the selling shareholders.


                         DETERMINATION OF OFFERING PRICE

         This Prospectus may be used from time to time by the selling shareholders who offer the common stock registered under the Registration Statement of which this Prospectus is a part. The common stock sold by the selling shareholders will be sold initially at a price of $.10 per share until such time as an active trading market develops in our common stock, then from time to time in transactions (which may include block transactions) on the OTC Bulletin Board or other public market at the then prevailing prices.


                              SELLING SHAREHOLDERS

         The following table provides certain information with respect to the common stock owned by the selling shareholders who are entitled to use this Prospectus. The information in the table is as of the date of this Prospectus. Except as described below, no selling shareholder has had a material relationship with us within the past three years other than as a result of the ownership of common stock. None of the selling shareholders are broker-dealers or affiliates of broker-dealers.

                                                                          Shares Available          Percent Owned After
                                                                            for Sale Under           Completion of the
Name and Address of Selling Shareholder              Shares Owned (1)       this Prospectus                   Offering (1)
-----------------------------------------           -----------------     ------------------         -------------------
David Adams                                                     8,000                  8,000                       *
6556 E. Calle Herculo
Tucson, AZ  85711
Frank Anjakos                                                   8,000                  8,000                       *
1971 N. Lindenwood Dr.
Tucson, AZ  85712
Gerald Bowlin                                                   8,000                  8,000                       *
1 East River Road, #720
Tucson, AZ  85704
Robert C. Daly                                                  8,000                  8,000                       *
6250 Kelly Lynn Ct
Waxhaw, NC  28173
Brian Delfs                                                     8,000                 8,000                        *
5162 E. Citrus St.
Tucson, AZ  85712
James Delfs                                                     8,000                 8,000                        *
3730 N. Tucson Blvd.
Tucson, AZ  85716
Eric Evans                                                      8,000                 8,000                        *
305 N. Hidalgo
Alhambra, CA  91801
Andrew Gerrish                                                  8,000                 8,000                        *
2231 N. Norris
Tucson, AZ  85719
Audra Guthery                                                   8,000                 8,000                        *
4810 E. Seneca
Tucson, AZ  85712
David Hack                                                      8,000                 8,000                        *
232 W. Smoot Dr.
Tucson, AZ  85705
Matthew Hodges                                                  8,000                 8,000                        *
1529 N. Desmond
Tucson, AZ  85712
Scott Krause                                                    8,000                 8,000                        *
9160 E. Walnut Tree Dr.
Tucson, AZ  85749
Michael McKendrick                                              8,000                 8,000                        *
3015 N. Wentworth Rd.
Tucson, AZ  85749
John R. Ogden                                                   8,000                 8,000                        *
5765 N. Paseo Otono
Tucson, AZ  85715
Ron Olson                                                       8,000                 8,000                        *
9969 E. Paseo San Ardo
Tucson, AZ  85747
Mark Polifka                                                    8,000                 8,000                        *
1132 Mohawk
Topanga, CA  90290

                                                                          Shares Available          Percent Owned After
                                                                            for Sale Under           Completion of the
Name and Address of Selling Shareholder              Shares Owned (1)       this Prospectus                   Offering (1)
-----------------------------------------           -----------------     ------------------         -------------------
Michael Rhyner                                                  8,000                 8,000                        *
9737 E. Mount Pleasant
Tucson, AZ  85749
Monica Romero                                                   8,000                 8,000                        *
2528 W. Criswell Ct.
Tucson, AZ  85745
Melissa Saucedo                                                 8,000                 8,000                        *
7019 W. Avondale
Tucson, AZ  85743
Howard Smith                                                    8,000                 8,000                        *
4050 N. Hiddencove Pl.
Tucson, AZ  85749
John Sylvester                                                  8,000                 8,000                        *
10222 E. Sylvester Rd.
Hereford, AZ  85615
Roger Tamietti                                                  8,000                 8,000                        *
HC 70 Box 4254
Sahuarita, AZ  85629
Raymond Willey                                                  8,000                 8,000                        *
1192 Joseph Ct.
Ripon, CA  95366
Jennifer Worden                                                 8,000                 8,000                        *
9055 E. Catalina Hwy, No. 5206
Tucson, AZ  85749
Roger Wright                                                    8,000                 8,000                        *
5294 W. Peridot St.
Tucson, AZ  85741

(1) Percentages and share ownership numbers are based on the assumption that all such shares registered herein will be sold by the selling shareholder. Excludes additional shares of Common Stock, which the selling shareholder(s) may acquire from time to time subsequent to the date of this Prospectus.

                              PLAN OF DISTRIBUTION

         We are registering the Shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the Shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the Shares. However, Regulation S-B, Item 507 would require the filing of a post-effective amendment to this registration should the shares be transferred from any selling shareholder named herein to a new shareholder. Specifically, the post-effective amendment would need to disclose the new shareholder's name, position or affiliation with the Company, if any, during the last three years, the amount of shares held and the amount to be sold in reliance on the prospectus. The cost of any post-effective amendment is the responsibility of the new shareholder.

         The selling shareholders may sell the Shares initially at a price of $0.10 per share, in the over-the-counter market or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their Shares through:

         o a block trade in which a broker-dealer may resell a portion of the block in order to facilitate the transaction;
         o purchases by a broker-dealer and resale by the broker-dealer for its account; or
         o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         If the selling shareholders utilize a broker-dealer as a principal in any transaction, we will file a post-effective amendment to this registration statement disclosing the name of such broker-dealer and the methods to be utilized by the broker-dealer in any sales of the shares.

         When selling the Shares, the selling shareholders, may enter into hedging transactions. For example, the selling shareholders may:

         o enter into transactions involving short sales of the Shares by broker-dealers;
         o sell Shares short themselves and redeliver such Shares to close out their short positions;
         o enter into option or other types of transactions that require the selling shareholder to deliver Shares to a broker-dealer, who will then resell or transfer the Shares under this Prospectus; or
         o loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the Shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

         In addition to selling their Shares under this prospectus, the selling shareholders may:

         o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the Securities Act;
         o transfer their Shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or
         o sell their Shares under Rule 144 of the Securities Act rather than under this Prospectus, if the transaction meets the requirements of Rule 144.

            We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases make in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

                                LEGAL PROCEEDINGS

         We are not currently subject to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth the names, positions and ages of the individuals who will serve as our directors and executive officers following the combination. All directors are elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by the Board of Directors, and their terms of office are at the discretion of the Board.

     Name of Director/Officer       Age         Position(s) With Company

     Brian Rogerson                 36          Chairman and President
     Sean Rogerson                  34          Director, Vice President and COO
     Anthony Gabriele               36          Director and Secretary
     Daniel L. Hodges               36          Director

Brian Rogerson

         Mr. Rogerson formed Northeast Mortgage LLC in October 1996 with his brother Sean Rogerson and his associate Anthony Gabriele. From 1991 until October 1996 he was vice president of Retail Lending at Fairfield Mortgage Corporation. Prior to Fairfield he was a Senior Loan Officer at United Financial Funding and a loan officer and account executive with Family Financial Services, Inc. Mr. Rogerson earned a B.S. in Management and Finance from Sacred Heart University in May 1986.

Sean Rogerson

         Mr. Rogerson formed Northeast Mortgage LLC in October 1996 with his brother Brian Rogerson and his associate Anthony Gabriele. From 1992 until October 1996, he was a Senior Loan Officer at Fairfield Mortgage Corporation. Prior to Fairfield Mr. Rogerson was with Gateway Bank where he upgraded branch computer networks and trained employees in the automated functions and programs used by the bank. He was also a specialist in IRA and SEP accounts at Bankmart and a Charge Back Supervisor at the Bank and New England.

Anthony Gabriele

         Mr. Gabriele formed Northeast Mortgage LLC in October 1996 with Messrs. Brian and Sean Rogerson. From 1995 until the formation of Northeast Mortgage in 1996, Mr. Gabriele was a Loan Officer at Fairfield Mortgage Corporation. Prior to joining Fairfield, he was a Sales Manager for Comtek International and was responsible for the organization and development of international trade events in Russia, Romania and Germany. In May 1986 Mr. Gabriele earned a Bachelor's degree in Business Economics from Southern Connecticut State University.

Daniel Hodges

         Daniel Hodges was the sole Director, President, and Secretary of the Company prior to the acquisition of Northeast LLC. From 1995 to 1999, Mr. Hodges was president and director of Solomon Consulting Corp., which specialized in corporate and securities consulting. Mr. Hodges is also currently on the board of directors of two charitable organizations as well as a number of blank check companies similar to ours. Mr. Hodges received his B.S. Degree from Thomas A. Edison State College in Trenton, New Jersey in 1990. He also graduated in 1992 from the U.S. Air Force Undergraduate Pilot Training program and currently holds the rank of Captain in the Arizona Air National Guard where he is an instructor in the F16 fighter. Mr. Hodges also serves as an officer and or director on the reporting Issuers listed below.

A Better Way Financial Corporation       Amazing Investments, Inc.
American Frontiers Marketing Company     Arcadia Investments, Inc.
Caprock Canyon Investments, Inc          Cedar Grove Marketing, Inc.
Coyote Canyon Corporation                Easy Living Investments, Inc.
Equality Investments, Inc.               Essential Solutions, Inc.
Fantastic Financial Corporation          Feather Valley Financial, Inc.
Freedom Financial Corporation            Granite Cliffs Incorporated
Harvest Valley Ventures, Inc.            Monumental Marketing, Inc.
Neighborhood Investments, Ltd.           Preferred Investments, Inc.
Private Access, Inc.                     Spring Valley Management Corporation
Stone Field Management Company           Stonewall Financial, Ltd.
Sweetwater Investing, Inc.               Walnut Valley Ventures, Inc.
Western Financial Corporation            White Horse Resources, Inc.
White Oak Corporation                    Essential Laser Concepts Ltd.
Buccaneer Marketing & Investments        Deerwood, Inc.
Everyday Assembly Productions, Inc.      Forgotten Investments Company, Inc.
Green Clover Luck Corporation            Green Oaks Concepts, Ltd.
In Full Affect, Inc.                     K.B. Far Incorporation
Market Integrity, Inc.                   Nascent Technology, Inc.
Par 3 Services, Inc.                     Passover Management International, Inc.
Profits Emporium, Inc                    Ring of Fire Marketing, Ltd.
Seminar Strategies & Marketing, Inc.     Silver Rose Development, Inc.
Social Engagements, Inc.                 Superior Global Services, Inc.
Triumphant Endeavors, Inc.

             Principal Stockholders and Stockholdings of Management

     Name and Address of           Shares Beneficially          Percent of
     Beneficial Owner (1)          Owned After Acquisition      Common Stock (2)
     --------------------          -----------------------      ----------------
     Brian Rogerson (3)                          4,180,000                 64.0%
     Sean Rogerson (4)                           1,900,000                 32.2%
     Anthony Garbriele (5)                       1,520,000                 27.5%
     Daniel L. Hodges                              800,000                 20.0%

All Officers and Directors as a group            8,400,000                 97.7%

         (1) The address of record for Messrs. Rogerson's and Gabriele is 800 Main Street South, Southbury, CT 06488. For Mr. Hodges, the address of record is 1815 N. Placita Buendia, Tucson, AZ 85749.

         (2) Applicable ownership percentages were based on 4,000,000 common shares issued and outstanding as of October 15, 2002, together with shares issuable upon conversion of Series A Preferred Stock to the applicable stockholder. Shares of common stock issuable upon conversion of securities within 60 days after August 15, 2002 are deemed outstanding for computing percentage ownership of the person holding such convertible security, but are not deemed outstanding for computing the percentage of any other person. Although the Series A Preferred stock is not convertible until March 27, 2003, it has been included in the table due to the material distortion to the ownership percentages reflected by such conversion.

         (3) Includes 2,530,000 shares of common stock issuable upon conversion of Series A Preferred Stock held by Mr. Rogerson.

         (4) Includes 1,150,000 shares of common stock issuable upon conversion of Series A Preferred Stock held by Mr. Rogerson.

         (5)      Includes   920,000   shares  of  common  stock  issuable  upon
                  conversion of Series A Preferred Stock held by Mr. Gabriele.

                            DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share, of which 4,000,000 shares are issued and outstanding at the date of this Prospectus.

         Holders of our common stock are entitled to one vote for each share owned for all matters to be voted on by the shareholders, including the election of directors. Holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefore and, in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of common stock have no preemptive or conversion rights. The holders of common stock are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. The common stock currently outstanding is validly issued, fully paid and nonassessable.

Preferred Stock

         We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share, of which 4,600,000 shares were issued as of August 15, 2002. The authorized preferred stock may, without action by our shareholders, be issued by the board of directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the board may determine. Accordingly, the board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation, preferences and conversion rights for any series of preferred stock issued in the future. It is not possible to state the actual effect of the authorization of additional preferred stock upon the rights of holders of the common stock until the board determines the specific rights of the holders of any additional series of preferred stock. The board's authority to issue preferred stock provides a convenient vehicle in connection with possible acquisitions and other corporate purposes. The 4,600,000 of Preferred Series A stock currently issued and outstanding was all issued to the three former principals of Northeast LLC on March 27, 2002 and the designation of the Preferred Series A was set by the Board of Directors to include (a) the right to convert one share of Preferred Series A for 1 share of common stock, (b) the right of the Company to redeem the Preferred Series A shares at a price of $1.00 per share commencing March 28, 2003, and (c) a liquidation preference over common stock holders at the Stated Value rate of $.10 per share in the event of the liquidation of the Company. Voting rights of the Preferred Series A holders is equal to common stock holders only relating to the election of Directors. Otherwise, there are no voting rights for the holders of the Preferred Series A shareholders.


Dividend Policy

         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. We have not declared or paid cash dividends on our common stock and we do not anticipate that we will pay such dividends in the foreseeable future. Rather, we intend to apply any earnings to the expansion and development of our business. Any payment of future dividends on our common stock and the amount of any dividends will be determined by our board of directors and will depend, among other factors, upon our earnings, financial condition and cash requirements, and any other factors our board of directors may deem relevant. Our Series A Preferred Stock is not entitled to dividends and we have not, and do not intend to pay any dividends on such stock.

Certain Anti-Takeover Provisions

         Stockholders' rights and related matters are governed by Nevada corporate law, the Certificate and the Bylaws. Certain provisions of the Certificate and Bylaws, which are summarized below, may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

         The Bylaws provide that special meetings of stockholders may be called only by the Chief Executive Officer, Chairman of the Board of Directors or a majority of the board of directors. Stockholders do not have the ability to call a special meeting. If a stockholder wishes to propose an agenda item for consideration, he must give a brief description of each item and written notice to us not less than 60 nor more than 90 days prior to the meeting, or if less than 70 days prior disclosure of the meeting date is given within ten days of such disclosure, or such other period of time necessary to comply with applicable federal proxy solicitation rules or other regulations. Stockholders may need to present their proposals in advance of the time they receive their notice of meeting since our Bylaws provide that notice of a stockholders' meeting must be given not less than ten or more than 60 days prior to the meeting date. If a stockholder wishes to nominate a candidate for director, a written notice setting forth designated information must be furnished within the same time restrictions as apply to stockholder proposals.

Transfer Agent

         Our transfer agent is Holiday Stock Transfer located at 2939 N. 67th Place, Scottsdale, AZ 85251. All inquiries may be made at (480) 481-3940.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         There are none to report.

                                 INDEMNIFICATION

         Under the Nevada Business Associations Act Title 7, Chapter 78, our directors will be liable to us and our shareholders for (a) the amount of financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on us or our shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. These provisions do not limit or eliminate our rights or any shareholder right to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

         Our Bylaws require us to indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as our director, to the fullest extent allowed by the Nevada Business Association Act. This indemnification is mandatory with respect to directors in all circumstances in which indemnification is permitted by the Nevada Business Association Act, subject to the requirements of the Nevada Business Association Act. In addition, we may, in our sole discretion, indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as our officer, employee or agent, except where indemnification is mandatory pursuant to the Nevada Business Association Act, in which case we are required to indemnify to the fullest extent under that Act.
         The position of the Securities and Exchange Commission in regards to indemnification is as follows. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."

                                    BUSINESS

General

Our Predecessor - Northeast Mortgage, LLC

         Northeast Mortgage, LLC, whose assets, liabilities and business we acquired on March 27, 2002 was founded and incorporated under the laws of the State of Connecticut in 1996. Since that time, and up until our acquisition of Northeast, they had no bankruptcy, receivership or liquidation proceedings. They also had no material disposition of assets or merger, reclassification or consolidation activities.

The Company - Northeast Mortgage Corporation (fka Knight Investment Ltd.)

         We were incorporated under the laws of the State of Nevada in 1996. Since the acquisition of Northeast Mortgage LLC by the Company, we are engaged primarily in the mortgage banking business, and as such originate and sell mortgage loans. Our mortgage loans are principally prime credit quality first-lien mortgage loans secured by single-family residences. We also offer home equity loans both in conjunction with newly produced prime credit quality first mortgages and as a separate product. In addition, we offer sub-prime credit quality first-lien single-family mortgage loans.

The Mortgage Banking Industry

         The mortgage banking industry is the largest consumer debt-related sector in the United States. The mortgage banking industry involves primarily two businesses: (1) origination of loans, and (2) servicing of loans. Origination is the process of taking a loan application, gathering the relevant credit history and other information on the borrower and funding the loan. Mortgage bankers obtain their funds typically by selling their loans in the secondary market. Servicing a loan occurs after the loan has been made to the borrower. Servicing involves the collection of principal and interest, the handling of prepayments and, when necessary, foreclosures. Although most mortgage bankers usually sell their loans shortly after funding, they may or may not sell the servicing rights.

         Mortgage brokers, in contrast to mortgage bankers, do not make the ultimate decision on whether or not to extend the customer a loan and they do not actually fund the loan. They work as intermediaries between borrowers and lending sources. They typically have access to a variety of lenders and are able to offer a wide choice of loan programs. They are paid a fee by the borrower or the lender when the loan closes.

         The retail origination market of the mortgage banking industry is highly fragmented. According to Wholesale Access, a research and publishing firm in Columbia, Maryland, there were approximately 30,000 independent mortgage brokerage firms at year-end 2000, and the average independent brokerage firm originated approximately $15 million in mortgage loans.

Mortgage Banking Operations

         Our primary objective is to offer a full range of mortgage products to qualified borrowers and to generate positive cash flow by selling substantially all originated loans for cash to institutional investors, usually without recourse, within a short period after such loans are originated, thereby reducing exposure to interest rate and credit risks.

         Our revenues from mortgage banking activities are primarily generated from origination fees, lender fees, the premium it receives on the sale of mortgage loans it originates, and from interest earned during the period that we hold mortgage loans for sale. The mortgage loans we write, together with servicing rights to these mortgages, are typically sold on a non-recourse basis to institutional investors within approximately 7 to 30 days of the date of origination of the mortgage. In general, when we establish an interest rate at the origination of a mortgage loan, it attempts to contemporaneously lock in an interest yield to the institutional investor that is purchasing the loan from us. By selling these mortgage loans at the time of or shortly following origination, we limit our exposure to interest rate fluctuations and credit risks. Furthermore, by selling our mortgage loans on a "servicing-released" basis, we avoid the administrative and collection expenses of managing and servicing a loan portfolio and we avoid a risk of loss of anticipated future servicing revenue due to mortgage prepayments in a declining interest rate environment.

Operating Strategy

         Our operating strategy includes the following elements:

1.       Continue to provide quality service.

         We seek to provide high levels of service to its retail customers and the broker network that is a source of wholesale loan originations. This service includes prompt preliminary approval of loans, consistent application of our underwriting guidelines and prompt funding of loans. To provide this level of service, a team of professionals that includes experienced loan sales personnel, processors and underwriters handle each loan. We believe that this commitment to service provides us with a competitive advantage in establishing and maintaining a productive sales force and satisfactory broker relationships;

     2.   Maintain Underwriting Standards

         Our underwriting process is designed to thoroughly, expeditiously and efficiently review and underwrite each prospective loan and to insure that each loan can be sold to a third-party investor by conforming to its requirements. We employ 4 underwriters, with an average of 10 years of relevant mortgage loan experience to ensure that all originated loans satisfy our underwriting criteria. Each loan is reviewed and approved by a senior underwriter. We believe that our experienced underwriting staff provides us with the infrastructure required to manage and sustain our growth rate while maintaining the quality of loans originated; and

3.       Continue Delegated Underwriting Approval Status.

         We seek to provide a high level of service to our retail and wholesale accounts, by having internal authority to approve a large portion of the loans we sell. In addition to FNMA, FHA and jumbo loans, we have been delegated authority by certain institutional investors to approve many of our niche products. Our niche products include no income/no asset verification loan programs, high loan-to-value loan programs and sub-prime credit programs (for borrowers with credits scores below
         620). We provide training for our processors and underwriters to efficiently review each file for compliance with investor guidelines. We believe that our delegated authority to approve most loans provides us with a competitive advantage because it allows us to provide additional services to our borrowers and correspondents.

Loan Production

         We are a licensed mortgage banker. We are licensed in Connecticut, Massachusetts, Rhode Island, Florida and Arizona. We have pending license applications in Pennsylvania and New Hampshire. Additionally, we are exempt from licensing in States in which there is no licensing requirement and HUD approval is the only requirement for lending. We originate conventional mortgage loans, mortgage loans insured by the Federal Housing Administration, home equity loans and sub-prime loans. A majority of the conventional loans are conforming loans that qualify for inclusion in guarantee programs sponsored by the Federal National Mortgage Association ("Fannie Mae") or the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The remainder of the conventional loans are non-conforming loans. Non-conforming loans are typically those made to sub-prime credit borrowers, loan amounts in excess of $300,700 for single-family homes, $384,900 for two-family homes, $465,200 for three-family homes and $587,150 for four-family homes. On a limited basis both Fannie Mae and Freddie Mac will purchase loans in which neither income nor assets are verified but, as a general rule, they will not. As part of our mortgage banking activities, we originate conventional loans with original balances of up to $2 million.

       Historically 65% of our revenue is generated from Conforming loans, 5% from FHA loans and the remaining 30% generated from Non-Conforming loans.

         A typical retail customer is assigned to one of our mortgage loan officers working at one of our offices. The loan officer interviews the applicant about his/her mortgage borrowing needs and explains our mortgage product alternatives. Following this interview, the mortgage loan officer assists the customer in completing an application and gathering supporting documentation ("loan file"). Once the loan file is submitted, a sales manager reviews the file to verify that the loan complies with a specific product that we can resell to institutional investors. We assign a loan processor to review a loan file for completeness and requests missing documentation from the borrower. Our review of a loan file and the related underwriting process generally includes matters such as verification of an applicant's sources of down payment and the accuracy of the applicant's income and other information, review of an applicant's credit report from a credit reporting agency, receipt of a real estate appraisal, and compliance with our underwriting criteria and those of either FHA and/or institutional investors. Our review/underwriting process allows us to achieve efficiency and uniformity in processing, as well as quality control over all loans.

         When a loan reaches the underwriting department, our goal is to promptly evaluate the loan file to reach preliminary decisions within 24 to 48 hours of receipt. After a loan has been approved, we issue a written loan commitment to the applicant that sets forth, among other things, the principal amount of the loan, interest rate, origination and/or closing fees, funding conditions and approval expiration dates.

         Approved applicants may elect to "lock-in" their mortgage interest rate as of the application date or thereafter or accept a "prevailing" interest rate. A "prevailing" interest rate is subject to change in accordance with market interest rate fluctuations and is set by us three to five days prior to closing. At the closing an attorney or closing agent hired by us is responsible for completing the mortgage transaction and appropriate documentation in accordance with applicable law and our operating procedures.

         As a retail mortgage originator, we perform all the tasks required in the loan origination process, thereby eliminating any intermediaries from the transaction. This permits us to maximize fee income and to be a low cost provider of mortgage loans. We believe that this structure provides us with a competitive advantage over mortgage brokers, who must outsource a significant portion of the loan origination process, and over banks, which usually have greater overhead expenses than we do. In addition, handling the entire loan origination process in-house leads to effective quality control and better communication among the various personnel involved.

         Home equity and sub-prime loans are originated in the same fashion as our conforming loan business, which is through a combination of referrals from previous customers, contact with borrowers via our in-house telemarketing department, internet inquiries generated from our website, www.northeastmortgage.com and by print advertisements.

Mortgage Products Offered

         We believe we are one of a small group of multi-state mortgage bankers that offer on a direct (or retail) basis a broad array of mortgage products to prime credit borrowers (i.e., a credit-rated borrower seeking a conventional or FHA/VA insured loan), and borrowers who are unable to qualify for conforming home mortgages. Our experience and expertise in numerous types of mortgage products also gives it the ability to originate a full range of mortgage products on a wholesale basis. This broad array of products allows increases the livelihood that prospective borrowers can obtain a mortgage through us.


         The following are examples of the more than 200 mortgage programs offered to prime credit borrowers:

         o        fixed interest rate  mortgages  with a fixed monthly  payment.
                  This  loan is fully  amortizing  over a given  number of years
                  (for example, 15 or 30 years); a portion of the monthly payment covers both interest and principal; and
         o fixed interest rate balloon mortgages with equal monthly payments based on a long-term schedule (15 to 30 years), yet payment of the outstanding balance is due in full at an earlier date (5 to 10 years).

Fair Lending Programs

         In conjunction with fair lending initiatives undertaken by both Fannie Mae and Freddie Mac and promoted by various government agencies, including the Department of Housing and Urban Development, we have established affordable home loan and fair lending programs for low-income, moderate-income and designated minority borrowers. These programs offer more flexible underwriting guidelines (consistent with guidelines adopted by Fannie Mae and Freddie Mac) than historical industry standards, thereby enabling more people to qualify for home loans. These guidelines lower down payments, income and cash reserve requirements, and are more liberal in areas such as credit and employment history.

Loan Underwriting

         Our guidelines for underwriting FHA-insured loans comply with the criteria established by that entity. Its guidelines for underwriting conventional conforming loans comply with the underwriting criteria employed by Fannie Mae and/or Freddie Mac. Our underwriting guidelines and property standards for conventional non-conforming loans are based on the underwriting standards employed by private investors for such loans. Conventional loans having a loan to value ratio greater than 80% at origination are covered by primary mortgage insurance. The insurance may be paid for by the borrower or the lender.

         We determine loan approval by using the following general underwriting criteria to determine if a conventional loan is a prime credit quality first mortgage loan application. Borrowers who do not qualify for a prime credit quality first mortgage may qualify for a sub-prime loan.

Employment and Income

         Applicants must exhibit the ability to generate income, on a regular ongoing basis, in an amount sufficient to pay the mortgage payment and any other debts the applicant may have. The following sources of income may be included when determining the applicant's ability: salary, wages, bonus, overtime, commissions, retirement benefits, notes receivable, interest, dividends, unemployment benefits, rental income and other verifiable sources of income.

         The type and level of income verification and supporting documentation required may vary based upon the type of loan program selected by the applicant. For salaried applicants, evidence of employment and income is obtained through written verification of employment with the current and prior employer(s) or by obtaining a recent pay stub and W-2 forms. Self-employed applicants are generally required to provide income tax returns, financial statements or other documentation to verify income.

Debt-to-Income Ratios

         Generally, an applicant's monthly housing expense (loan payment, real estate taxes, hazard insurance and homeowner association dues, if applicable) should be no greater than 25% to 28% of their monthly gross income. Total fixed monthly obligations (housing expense plus other obligations such as car loans, credit card payments, etc.) generally should be no greater than 33% to 36% of monthly gross income. Other areas of financial strength, such as equity in the property, large cash reserves or a history of meeting home mortgage or rental obligations are considered to be compensating factors and may result in an adjustment of these ratio limitations.

Credit History

         An applicant's credit history is examined for both favorable and unfavorable occurrences. An applicant who has made payments on outstanding or previous credit obligations according to the contractual terms may be considered favorably. Items such as slow payment records, legal actions, judgments, bankruptcy, liens, foreclosure or garnishments are viewed unfavorably. In some instances, extenuating circumstances beyond the applicant's control may mitigate the effect of such unfavorable items on the credit decision.

Property

         The property's market value is assessed to ensure that the property provides adequate collateral for the loan. Generally, properties are appraised by licensed real estate appraisers. Automated or streamlined appraisal systems may also be used to confirm property values on some loan programs.

Maximum Indebtedness to Appraised Value

         Generally, the maximum amount we will lend is 95% of the property value (appraised value or purchase price, which ever is less). However, under certain loan programs this percentage may be exceeded. Loan amounts in excess of 80% of the appraised value generally require primary mortgage insurance to protect against foreclosure loss.

Funds for Closing

         Generally, applicants are required to have sufficient funds of their own to meet the down payment requirement. A portion of the funds may come from a gift or an unsecured loan from a municipality or a non-profit organization. Certain programs may require the applicant to also have cash reserves after closing.

Sub-prime Underwriting

         Generally, the same information is reviewed in the sub-prime underwriting process as in the prime credit quality first mortgage loan underwriting process. Borrowers who qualify generally have payment histories and debt-to-income ratios that would not satisfy Freddie Mac and Fannie Mae underwriting guidelines and may have a record of major derogatory credit items such as outstanding judgments or prior bankruptcies. Our sub-prime mortgage loan underwriting guidelines establish the maximum permitted loan-to-value ratio for each loan type based upon these and other risk factors, with more risk factors resulting in lower loan-to-value ratios. On a case by case basis, we may determine that, based upon compensating factors, a prospective borrower who does not strictly qualify under the underwriting risk category guidelines warrants an underwriting exception. Compensating factors may include low loan-to value ratio, low debt-to-income ratios, stable employment and time in the same residence.

Sale of Loans

         As a mortgage banker, we follow a strategy of selling all loans that we originate to institutional investors. Substantially all prime credit quality first mortgage loans sold by us are sold on a non-recourse basis. Recourse refers to an investor requirement that would mandate Northeast to buy back a loan that goes into default after the sale of the loan to the investor. Non-recourse means that Northeast is not liable for defaulted loans after the sale of them to investors. Conforming conventional loans are generally pooled by us and exchanged for securities guaranteed by Fannie Mae or Freddie Mac. These securities are then sold to national or regional broker-dealers. Substantially all conventional loans securitized through Fannie Mae or Freddie Mac are sold, subject to certain representations and warranties on our part, on a non-recourse basis, whereby foreclosure losses are generally a liability of Fannie Mae and Freddie Mac and not ours.

         The strategy of selling all loans allows us to (i) generate near-term cash revenues, (ii) limit our exposure to interest rate fluctuations and (iii) substantially reduce any potential expense or loss in the event the loan goes into default after the first month of its origination. The non-recourse nature of the majority of our loan sales does not, however, entirely eliminate our default risk since we may be required to repurchase a loan from the investor or indemnify an investor if the borrower fails to make its first mortgage payment or if the loan goes into default and we are found to be negligent in uncovering fraud in connection with the loan origination process.

         We sell our non-conforming conventional loan production on a non-recourse basis. These loans can be sold either on a whole-loan basis or in bulk. Home equity and sub-prime loans may be sold on a whole-loan basis or in bulk.

Financing of Mortgage Banking Operations

         We fund our mortgage banking financing activities in large part through our banking lines of credit, sometimes also referred to as "warehouse lines". We had available committed and uncommitted credit facilities aggregating approximately $31 million as of August 15, 2002. We have a $6,000,000 line of credit with Peoples Bank and a $25,000,000 line of credit with Horizons Bank. As of July 22, 2002 there was $6,297,805 outstanding with Peoples Bank and $7,649,366 outstanding with Horizons Bank. Our Peoples Bank line of credit is at the Federal Discount Rate plus 2.75%. Our Horizons Bank line of credit is scaled and for conforming loans is Prime Rate minus .25% for the first 30 days, Prime Rate for 31 to 60 days, Prime Rate plus 1% from 61 to 90 days and Prime Rate plus 3% over 90 days. The rate for sub-prime loans is Prime Rate plus 2% for the first 90 days and Prime Rate plus 3% over 90 days. Copies of our credit agreements with Peoples Bank and Horizons Bank are attached as an exhibit to this registration statement. Our ability to continue to originate and fund mortgage loans is dependent on continued access to capital on acceptable terms. Our credit lines require us to repay the amount we borrow to fund a loan generally within 30 to 90 days after the loan is closed or when we receive payment from the sale of the funded loan, whichever occurs first. These borrowings are repaid with the proceeds received by us from the sale of our originated loans to institutional investors. Until the loan is sold to an investor and repayment of the loan is made under the credit lines, the credit line provides that the funded loan is pledged to secure our outstanding borrowings. The lines of credit contain certain covenants limiting indebtedness, liens, mergers, changes in control and sales of assets and requires us to maintain minimum net worth and other financial ratios.

Information Technology

         We employ nonproprietary technology throughout the enterprise and continually search for new and better ways of both providing services to our customers and of maximizing the efficiency of our operations. Technology is viewed as part of our competitive advantage. By implementing highly integrated systems into our lines of business, we believe we have been successful in the rapid start-up of new business enterprises. We view technology as a key driver to maintaining productivity levels in our operations.

         We continue to design and integrate into our operations the ability to access critical information for management on a timely basis. We use various software programs designed specifically for the mortgage lending industry. Each branch office provides senior management with mortgage originations and other key data. The information system also provides weekly and monthly detailed information on loans in process, fees, commissions, closings, financial statements and all other aspects of running and managing the business.

Competition

         The mortgage banking industry is highly competitive and fragmented. We compete with other financial intermediaries (such as mortgage bankers, commercial banks, savings and loan associations, credit unions and insurance companies) and mortgage banking subsidiaries or divisions of diversified companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do.

         Competition in the mortgage banking industry is based on many factors, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan and interest rates. Generally, we compete by offering a wide selection of products through multiple channels, by providing consistent, high quality service and by pricing our products at competitive rates. We believe that our competitive strengths include providing prompt, responsive service and flexible underwriting to independent mortgage bankers and brokers.

         Since there are significant costs involved in establishing retail mortgage offices, there may be potential barriers to market entry for any company seeking to provide a full range of mortgage banking services. No single lender or group of lenders has, on a national level, achieved a dominant or even a significant share of the market with respect to loan originations for first mortgages.

Regulation

         Our business is subject to extensive and complex rules and regulations of, and examinations by, federal, state and local government authorities and government sponsored enterprises, including HUD, FHA, VA, Fannie Mae, Freddie Mac, Ginnie Mae and state regulatory authorities. These rules and regulations impose obligations and restrictions on our loan origination and credit activities, including the processing, underwriting, making, selling, brokering, securitizing and servicing of mortgage loans.

         Our lending activities are also subject to various federal laws, including the Federal Truth-in-Lending Act and Regulation Z thereunder, the Homeownership and Equity Protection Act of 1994, the Federal Equal Credit Opportunity Act and Regulation B thereunder, the Fair Credit Reporting Act of 1970, the Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C thereunder and the Federal Debt Collection Practices Act, as well as other federal statutes and regulations affecting our business activities. Our loan origination activities are also subject to the laws and regulations of each of the states where it conducts business.

         These laws, rules, regulations and guidelines limit mortgage loan amounts and the interest rates, finance charges and other fees we may assess, mandate extensive disclosure and notice to its customers, prohibit discrimination, impose qualification and licensing requirements on us, establish eligibility criteria for mortgage loans, provide for inspections and appraisals of properties, require credit reports on prospective borrowers, regulate payment features, and prohibit kickbacks and referral fees, among other things. These rules and regulations also impose certain reporting and net worth requirements. Failure to comply with these requirements can lead to, among other things, loss of approved status, termination of contractual rights without compensation, demand for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

         Although we believe we have systems and procedures in place to ensure compliance with these requirements and believe that we currently are in compliance in all material respects with applicable federal, state and local laws, rules, regulations, there can be no assurance of full compliance with current laws, regulations and rules, that more restrictive laws, regulations and rules will not be adopted in the future, or that existing laws, regulations and rules or the mortgage loan documents with borrowers will not be interpreted in a different or more restrictive manner. The occurrence of any such event could make compliance substantially more difficult or expensive, restrict our ability to originate, purchase, sell or service mortgage loans, further limit or restrict the amount of interest and other fees and charges earned from mortgage loans that we originate, purchase or service, expose us to claims by borrowers and administrative enforcement actions, or otherwise materially and adversely affect our business, financial condition and prospects.

         Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the our loans are made to borrowers for the purpose of purchasing a home, the competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this type of government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for the type of mortgage loans we offer.

Quality Control

         In accordance with HUD regulations, we are required to perform quality control reviews of our FHA mortgage originations. We outsource these reviews to a third party with expertise in performing such reviews. They examine approximately 10% of all conventional mortgage originations and 30% of all FHA mortgage originations for compliance with federal and state lending standards, which may involve reverifying employment and bank information and obtaining separate credit reports and property appraisals. Quality control reports are submitted to senior management monthly.

Marketing

         We utilize a number of methods to generate prospective customers.

         * newspaper and magazine advertisements that direct customers to our website (currently generating 20,000 hits per month);
         *        telemarketing off of purchased lists of potential customers;
         * "live transfers," or customers who have shown interest to a telemarketing representative that are immediately transferred to a loan officer;
         *        referrals;
         *        solicitation of real estate agents; and
         * affiliations with credit unions as the credit unions exclusive mortgage lender.

Seasonality

         The mortgage banking industry is generally subject to seasonal trends. These trends reflect the general pattern of resales of homes, which sales typically peak during the spring and summer seasons and decline from January through March. Refinancings tend to be less seasonal and more closely related to changes in interest rates.

Environmental Matters

         In the course of its business, we take title (for security purposes) to residential properties intended for near term rehabilitation and resale. Additionally, we may foreclose on properties securing our mortgage loans. To date we have not been required to perform any investigation or remediation activities, nor has it been subject to any environmental claims relating to these activities. There can be no assurance, however, that this will remain the case in the future. Although we believe that the risk of an environmental claim arising from our ownership of a residential property (whether through residential rehabilitation financing or through foreclosure) is immaterial, we could be required to investigate and clean up hazardous or toxic substances or chemical releases at a property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean up costs incurred by such parties in connection with the contamination, which costs may be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

Employees

         As of August 15, 2002 we had 135 employees, combined at all locations, substantially all of whom are employed full-time. None of our employees are represented by a union. We consider our relations with our employees to be satisfactory.


                        SELECTED COMBINED FINANCIAL DATA

         The following table contains certain selected financial data and is qualified by the more detailed financial statements, including the pro forma consolidated financial statements, and the notes thereto included elsewhere in this Prospectus. The financial data for the years ended December 31, 2000 and 2001 have been derived from our financial statements, which statements are included elsewhere in this Prospectus. The financial data for the six months ended June 30, 2002 and 2001 have been derived from our unaudited financial statements which, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations of such periods.

         The pro forma consolidated statement of operations data for the year ended December 31, 2001 have been derived from our unaudited pro forma consolidated financial statements, which give effect to the acquisition of Northeast LLC. The pro forma consolidated statement of operations data give effect to such events as if they occurred as of the first day of the periods presented. We have neither declared nor paid any cash dividends on its outstanding Common Stock. See "Business".

         The actual pro forma results for the six months ended June 30, 2002 are not necessarily indicative of the results that may be expected for any subsequent interim period or for the full year. This data should be read in conjunction with our financial statements (including the pro forma consolidated financial statements) and the Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Conditions and Result of Operations."

                                   Northeast Mortgage Corporation
                                 (in thousands, except per share data)

                                Year Ended              Six Months Ended
                                December 31,                 June 30
                         --------------------------  --------------------------
                             2000          2001          2001          2002
                         ------------  ------------  ------------  ------------
                                       (Unaudited)    (Unaudited)   (Unaudited)
Statement of                               Pro
Operation Data:             Actual       Forma (1)      Actual        Actual
-------------------      ------------  ------------  ------------  ------------
Net sales                       5,863         8,935         4,293         4,846
Operating expenses              5,477         8,331         3,895         4,555
Operating income (loss)           386           604           398           291
Other income (expense)           (335)         (412)         (276)         (212)
Net income attributable
to common stockholders             51           111            62            56
Basic & Diluted
income per share                   --          0.01           .06          0.01
Weighted average number
of shares outstanding              --     8,600,000     8,600,000     8,600,000


                                          (in thousands)
                                         Six Months Ended
                                           June 30, 2002
                                            (Unaudited)

Balance Sheet Data:                           Actual
------------------------                    -----------
Working capital                                     878
Total assets                                     13,423
Short-term debt                                  11,837
Long-term debt                                      517
Total stockholders' equity                        1,067



        (1) The pro forma figures for the year ended December 31, 2001 include the operating results of Northeast LLC for its fiscal year ended December 31, 2001 and our operating results for its fiscal year ended December 31, 2001.

         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

         Northeast Mortgage Corporation may make certain statements in this Prospectus, including, without limitation statements that contain the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute "forward-looking statements." Forward-looking statements may relate to our future growth and profitability; the anticipated trends in our industry; and our competitive strengths and business strategies; Further, forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, financial condition and results of operations. For a discussion of factors that may affect the outcome projected in such statements, see "Risk Factors and Investment Considerations." If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results could differ materially from results expressed or implied in any of our forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect events or circumstances arising after the date of this Prospectus.

Acquisition

         In the fourth quarter of 2000, Brian Rogerson and Daniel Hodges met while Mr. Hodges was seeking a mortgage for his personal residence. The mortgage discussions evolved into negotiations between Mr. Hodges on behalf of Knight Investment Ltd., and Mr. Rogerson on behalf of Northeast Mortgage, LLC as to our acquisition of Northeast LLC. The terms of the merger were initially agreed to in the fourth quarter of 2001. No third parties were involved in the negotiations and no finders fee or other remuneration was paid to a third party as a result of the acquisition. On March 27, 2002 we acquired all of the assets of Northeast Mortgage LLC. As a result of the acquisition, we issued 3,000,000 shares of our common stock and 4,600,000 shares of our Series A Preferred stock to the former members of Northeast LLC and the business of Northeast LLC became our business. On February 25, 2002, we filed Articles of Amendment to amend and restate our Articles of Incorporation to change our name from Knight Investment Ltd. to Northeast Mortgage Corporation in anticipation of the acquisition.

         We are engaged primarily in the mortgage banking business, and as such originate and sell mortgage loans. Our mortgage loans are principally prime credit quality first-lien mortgage loans secured by single-family residences although we also offer home equity loans both in conjunction with newly produced prime credit quality first mortgages and as a separate product. In addition, we offer sub-prime credit quality first-lien single-family mortgage loans.

       Before our acquisition of Northeast LLC we were an inactive publicly registered shell corporation and had no significant assets or operations.

PLAN OF OPERATION

         During the fiscal year ended December 31, 2001, Northeast focused its resources in further establishing a presence in the financial services industry as a regional mortgage banker. Its primary goals were to increase the number of loans originated while controlling and then reducing salaries and other expenses required to facilitate the closing of the mortgage transaction. In January of 2000 Northeast established its own telemarketing department to increase the number of leads available to its sales staff while also decreasing advertising related expenses. A new Mesa, Arizona office was established in the second half of 1999. That office has established itself locally in 2000 and has generated a profit for 2001. In addition to taking the necessary steps to increase production we eliminated and consolidated a number of salary positions while also restructuring the compensation plans of all salespeople in an effort to improve earnings.

2001 as  Compared  to 2000  Results of  Operations  and  Analysis  of  Financial
Condition

         Revenues increased approximately -52% from $5,863,464 for the year ended December 31, 2000 to $8,934,868 for the year ended December 31, 2001. Net income was $219,862 in 2001 compared to net income of $51,258 for 2000 - an increase in net income of approximately 429%. The increase in net income was a direct result of cost cutting measures, reduced advertising expenses, increased loan origination's, and the compensation plan restructuring made in the fiscal year 2000. Increased revenue and cost cutting measures enabled us to reduce 2001 year end accounts payable to $317,670 compared to $828,105 for same period in 2000, a decrease in accounts payable of 62%. We expect that the cost cutting measures will result in additional savings and will enable us to reduce existing accounts payables. We expect our advertising expenses to remain constant since the majority of our ongoing expense related to advertising is budgeted through our internal telemarketing department. We do not foresee any material increases in costs in the near future.

        We originated 1,217 loans in 2000 for a total of $154,261,262 in funded loan amounts. In January 2001 we also opened a second Arizona office in Phoenix to further expand our Arizona presence and improve our revenues and earnings.

         We originated 1,896 loans in 2001 for a total of $287,898,853 in funded loan amounts resulting in an increase of 56% in units closed and 87% in funded loan amounts as compared to the same period in 2000.

Second Quarter 2002 as Compared to Second Quarter 2001 Results of Operations and Analysis of Financial Condition

         Revenues increased 18% from $2,187,575 for the three months ended June 30, 2001 to $2,576,173 for the three months ended June 30, 2002. Net loss was $184,752 for the three months ended June 30, 2001 compared to net loss of $84,366 for the three months ended June 30, 2002 - an increase in net income of 54%. The increase in revenues and net income was primarily attributable to increases in accounts receivable from $376,845 in the second quarter of 2001 to $621,379 for the second quarter of 2002 an increase of 65%. We expect our advertising expenses to remain constant since the majority of our ongoing expense related to advertising is budgeted through our internal telemarketing department. We do not foresee any material increases in costs in the near future.

        We originated 475 loans in the second quarter of 2002, an 8.8% decrease after the comparable period in 2001 when we originated 521 loans. These numbers represent total loans funded amounts of $70,397,000 in 2002 and $81,391,000 in 2001.

Seasonality

         The mortgage banking industry is generally subject to seasonal trends. We are subject to this seasonality. Production tends to decrease during the summer and increase during the fall, winter, and spring.

Market Risk

         Interest rates are the primary market risk the Company faces. Increasing interest rates tend to decrease the number of loans originated. We compensate for interest rate increases by offering variable rate mortgages, sub-prime loans, and equity loans, which tend to gain in popularity during periods of increased interest rates. In periods of decreasing interest increase the number of loans originated during the decreasing rate trend. Investors whom the Company sells its loans compete for its business therefore decreasing interest rate environment has only a positive effect on its results of operations effect only.

Liquidity and Capital Resources

         We expect that we will be able to satisfy our cash requirements for the next twelve months from our existing cash flow. Unlike many mortgage bankers, Northeast's loss experience due to defaulted mortgages is nil due to the fact that most of the loans are already sold to buyers prior to placement. However, the mortgage payables and receivables levels at the end of any given fiscal period fluctuate tremendously since the Company may or may not sell its short term portfolio that is being seasoned depending on the market for such loans. Internally, our main source of liquidity is chiefly from operations and not from investment or sale of equity. Our primary source of liquidity for lending is our credit lines with Horizon Bank and Peoples Bank as discussed under the Financing of Mortgage Banking Operations section above.

Employees

         We do not expect any material change in the number of employees.

Description of Property

         We  operate  out  of  four  leased   offices   located  in   Southburg,
Connecticut, Phoenix, Arizona, Mesa, Arizona and Easton, Massachusetts. The information for each location is contained in the table below:

     Location              Size (sq. ft.)   Monthly Rent          Lease Term

800 Main Street South           10,795        $12,011         Five year lease
Southburg, CT  06488                                          commencing 2/1/99

3550 North Central Avenue        5,350         $8,248         Five year lease
Suite 1205                                                    commencing 5/1/01
Phoenix, AZ  85012

7303 E. Main Street              2,160         $2,717         Three year lease
Suite 114                                                     commencing 9/1/00
Mesa, AZ  85207

45 Bristol Drive                   650          $1,240        Month to month
Suite 101
Easton, MA  02375

              MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS

         Our common stock is not listed or quoted at the present time, and there is no public market for our common stock. There are currently 29 shareholders of our common stock and 3 holders of our preferred stock. There can be no assurance that a public market for our common stock will ever develop. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the Registration Statement, of which this Prospectus is a part, becomes effective.

         We have no options or warrants outstanding at the current time. However, we do have 1,000,000 shares that are subject to our 2001 Stock Option Plan. We also have 4,600,000 shares of Series A Preferred Stock outstanding each of which is callable by the Company at a price of $1.00 per share until March 27, 2003 and are then convertible by the holders, at their option, into one share of common stock.

         An amount of 200,000 of the currently outstanding shares of common stock are registered in the registration statement of which this Prospectus is a part. We are not registering the 4,600,000 shares underlying the Series A
Preferred Stock. Such shares may become eligible for sale under Rule 144 beginning on March 22, 2003.

         The following table sets forth all compensation paid by us to the chief executive officer and the four most highly compensated executive officers for services rendered during the last three completed fiscal years.

                           Summary Compensation Table

                                                            Long-Term
                                                       Compensation Awards
                                                      ----------------------
                                     Annual         Restricted   Securities        All Other
Name and                        Compensation (1)       Stock     Underlying       Compensation
Principal Position    Year      Salary($)  Bonus($)   Awards($)  Options/SARs        (1)(2)
------------------   -----    ----------  --------    --------   ------------      ------------
Brian Rogerson        2001       230,000         -           -              -            29,000
President             2000        79,000         -           -              -            28,900
                      1999       251,000         -           -              -            27,600

Sean Rogerson         2001       164,000         -           -              -            14,000
Vice President        2000        36,000         -           -              -            12,500
                      1999       148,000         -           -              -            11,400

Anthony Gabriele      2001       156,000         -           -              -            14,000
Treasurer             2000        29,000         -           -              -            13,000
                      1999       136,000         -           -              -            12,000

Daniel L. Hodges      2001             -         -           -              -                 -
Secretary             2000             -         -           -              -                 -
                      1999             -         -           -              -                 -

(1)  Amounts  paid to  Messrs.  Rogerson,  Rogerson  and  Gabriele  were made as
distributions   from  Northeast   Mortgage,   LLC  prior  to  the   contribution
transaction.
(2) Amounts paid for automobiles and insurance therefore.

Director Compensation

         Directors currently receive no cash compensation for their services in that capacity. Reasonable out-of-pocket expenses may be reimbursed to directors in connection with attendance at meetings.

Stock Option Grants

Summary of the 2001 Stock Option Plan

       Our board of directors adopted the 2001 Stock Option Plan in October, 2001 and was approved by the shareholders on January 20, 2002. The plan authorizes us to issue 1,000,000 shares of common stock for issuance upon exercise of options. The Plan authorizes us to grant to our key employees (i) incentive stock options to purchase shares of common stock and (ii) non-qualified stock options to purchase shares of common stock.

Objectives

        The objective of the Plan is to provide incentives to our key employees and directors to achieve financial results aimed at increasing shareholder value and attracting talented individuals to the Company. Persons eligible to be granted incentive stock options under the Plan will be those employees whose performance, in the judgment of the compensation committee of our board of directors, can have significant effect on our success.

Oversight

        The compensation committee of our board of directors will administer the plan by making recommendations to the board or determinations regarding the persons to whom options should be granted and the amount, terms, conditions and restrictions of the awards. It also has the authority to interpret the provisions of the plan and to establish and amend rules for its administration subject to the plan's limitations. The compensation committee is comprised of non-employee directors as required by Rule 16b-3 of the Securities and Exchange Act of 1934, as amended.

Types of grants

        The plan allows for the grant of both incentive stock options and incentive stock options. The plan does not specify what portion of the awards may be in the form of incentive stock options or non-statutory options. Incentive stock options awarded to our employees are qualified stock options under the Internal Revenue Code.

Statutory conditions on stock options

        Incentive stock options granted under the plan must have an exercise price at least equal to 100% of the fair market value of the common stock as of the date of grant.

Exercise price

        Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of the our stock, or of any parent or subsidiary corporation, must have an exercise price at least equal to 110% of the fair market value of the common stock on the date of grant. Non-statutory stock options may have exercise prices as determined by the compensation committee of our board of directors.

Dollar limit

        The aggregate fair market value, determined as of the time an incentive stock option is granted, of the common stock with respect to which incentive stock options are exercisable by an employee for the first time during any calendar year cannot exceed $100,000. However, there is no aggregate dollar limitation on the amount of non-statutory stock options that may be exercisable for the first time during any calendar year.

Expiration date

        Any option granted under the plan will expire at the time fixed by the compensation committee, which cannot be more than ten years after the date it is granted or, in the case of any person who owns more than 10% of the combined voting power of all classes of our stock or of any subsidiary corporation, not more than five years after the date of grant.

Exerciseability

        The compensation committee may also specify when all or part of an option becomes exercisable, but in the absence of such specification, the option will ordinarily be exercisable in whole or part at any time during its term. However, the compensation committee may accelerate the exerciseability of any option at its discretion.

Assignability

         Options granted under the plan are not assignable. Incentive stock options may be exercised only while the optionee is employed by us or within twelve months after termination by reason of death, within twelve months after the date of disability, or within three months after termination for any other reason.

Payment upon exercise of options

        Payment of the exercise price for any option may be in cash, by withheld shares, which, upon exercise, have a fair market value at the time the option is exercised, equal to the option price (plus applicable withholding tax) or in the form of shares of our common stock.

Tax consequences of options

        An employee or director will not recognize income on the awarding of incentive stock options and nonstatutory options under the plan.

        An optionee will recognize ordinary income as the result of the exercise of a nonstatutory stock option in the amount of the excess of the fair market value of the stock on the day of exercise over the option exercise price.

        An employee will not recognize income on the exercise of an incentive stock option, unless the option exercise price is paid with stock acquired on the exercise of an incentive stock option and the following holding period for such stock has not been satisfied. The employee will recognize long-term capital gain or loss on a sale of the shares acquired on exercise, provided the shares acquired are not sold or otherwise disposed of before the earlier of: (i) two years from the date of award of the option or (ii) one year from the date of exercise. If the shares are not held for the required period of time, the employee will recognize ordinary income to the extent the fair market value of the stock at the time the option is exercised exceeds the option price, but limited to the gain recognized on sale. The balance of any such gain will be a short-term capital gain. Exercise of an option with previously owned stock is not a taxable disposition of such stock. An employee generally must include in alternative minimum taxable income the amount by which the price he paid for an incentive stock option is exceeded by the option's fair market value at the time his rights to the stock are freely transferable or are not subject to a substantial risk of forfeiture. The subsidiaries will be entitled to deductions for federal income tax purposes as a result of the exercise of a nonstatutory option and the disqualifying sale or disposition of incentive stock options in the year and the amount that the employee recognizes ordinary income as a result of such disqualifying disposition.

                                  LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon for the Company by Quarles & Brady Streich Lang, LLP, Phoenix, Arizona.

                                     EXPERTS

         The Consolidated Financial Statements and Related Financial Statement Schedules incorporated in this Prospectus have been audited by Robison, Hill & Co., independent auditors, as stated in their reports, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC, 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the Public Reference Room. Our public filings are also available to the public at the SEC's website at http://www.sec.gov Our website is located at www.northeastmortgage.com

                         NORTHEAST MORTGAGE CORPORATION
                                 BALANCE SHEETS






                                                      June 30,      December 31,
ASSETS:                                                  2002          2001
                                                      -----------   -----------
Current Assets:
     Cash ..........................................  $   102,037   $   106,030
     Mortgages Receivable ..........................   11,870,611    26,829,190
     Accounts Receivable ...........................      621,379       639,156
     Employee Advances .............................      111,522        72,756
     Prepaid Expenses ..............................       10,000        10,000
                                                      -----------   -----------

          Total Current Assets .....................   12,715,549    27,657,132
                                                      -----------   -----------

Fixed Assets - Net .................................      188,173       211,812
                                                      -----------   -----------

Other Assets:
     Deposits ......................................      171,298       152,841
     Notes Receivable - Second Mortgages ...........       52,800        52,800
     Customer Lists - Net ..........................      234,639       311,613
     Deferred Tax Assets ...........................       60,900        40,600
                                                      -----------   -----------

          Total Other Assets .......................      519,637       557,854
                                                      -----------   -----------

          Total Assets .............................  $13,423,359   $28,426,798
                                                      ===========   ===========

                         NORTHEAST MORTGAGE CORPORATION
                                 BALANCE SHEETS
                                   (continued)



                                                                    June 30,      December 31,
LIABILITIES & STOCKHOLDERS' EQUITY                                    2002           2001
                                                                  ------------    ------------
Current Liabilities:
     Note Payable - Bank ......................................   $     67,600    $     67,600
     Warehouse Line of Credit .................................     11,422,393      26,410,742
     Accounts Payable and Accrued Expenses ....................        304,588         317,670
     Income Taxes Payable .....................................         43,390            --
     Shareholder Payable ......................................           --            61,822
                                                                  ------------    ------------

          Total Current Liabilities ...........................     11,837,971      26,857,834

Long-Term Note Payable - Bank .................................        517,389         556,536
                                                                  ------------    ------------

          Total Liabilities ...................................     12,355,360      27,414,370
                                                                  ------------    ------------

Stockholders' Equity
     Preferred Stock, par value $.001, 10,000,000 shares
          Authorized, 4,600,000 shares issued at June 30, 2002,
          and -0- shares issued at December 31, 2001 ..........          4,600            --
     Common Stock, par value $.001, 100,000,000 shares
          Authorized, 4,000,000 shares issued at June 30, 2002,
          1,000,000 shares issued at December 31, 2001 ........          4,000           1,000
     Additional Paid-In Capital ...............................      1,082,734       1,090,334
     Retained Earnings (Deficit) ..............................        (23,335)        (78,906)
                                                                  ------------    ------------

          Total Stockholders' Equity ..........................      1,067,999       1,012,428
                                                                  ------------    ------------

          Total Liabilities and Stockholders' Equity ..........   $ 13,423,359    $ 28,426,798
                                                                  ============    ============







                    The accompanying notes are an integral part of these financial statements.

                         NORTHEAST MORTGAGE CORPORATION
                            STATEMENTS OF OPERATIONS



                                              For the Three Months                     For the Six Months
                                                      Ended                                  Ended
                                                    June 30,                                June 30,
                                      -------------------------------------  --------------------------------------
                                            2002                2001                2002                2001
                                      -----------------   -----------------  ------------------  ------------------

Revenues                              $       2,576,173   $       2,187,575  $        4,845,852  $        4,293,149
                                      -----------------   -----------------  ------------------  ------------------

Operating Expenses:
  Sales and Marketing                           204,201             191,903  385,333                        349,349
  General and Administrative                  2,402,023           2,022,546           4,169,476           3,546,103
                                      -----------------   -----------------  ------------------  ------------------

      Total Operating Expenses                2,606,224           2,214,449           4,554,809           3,895,452
                                      -----------------   -----------------  ------------------  ------------------

Net Operating Income (Loss)                     (30,051)            (26,874)            291,043             397,697

Other Income (Expense):
  Interest Income                                27,956                 269             111,485                 606
  Interest Expense                             (117,517)           (128,270)           (323,867)           (276,633)
                                      -----------------   -----------------  ------------------  ------------------

Net Income (Loss) Before
  Income Taxes and Effect of
  Change in Accounting
  Principle                                    (119,612)           (154,875)             78,661             121,670

Income Tax (Expense) Benefit
  Current Federal Tax                            18,151                   -             (33,224)                  -
  Current State Tax                               6,945                   -             (10,166)                  -
  Deferred Income Tax                            10,150                   -              20,300                   -
                                      -----------------   -----------------  ------------------  ------------------

Net Income (Loss) Before
  Effect of Change in
  Accounting Principle                          (84,366)           (154,875)             55,571             121,670

Effect of Change in
  Accounting Principle                                -             (29,877)                  -             (59,754)
                                      -----------------   -----------------  ------------------  ------------------

Net Income (Loss)                     $         (84,366)  $        (184,752) $           55,571  $           61,916
                                      =================   =================  ==================  ==================

                         NORTHEAST MORTGAGE CORPORATION
                            STATEMENTS OF OPERATIONS
                                   (continued)





                                              For the Three Months                     For the Six Months
                                                      Ended                                  Ended
                                                    June 30,                                June 30,
                                      -------------------------------------  --------------------------------------
                                            2002                2001                2002                2001
                                      -----------------   -----------------  ------------------  ------------------

Net Income (Loss) per Share
  Before Effect of Change in
  Accounting Principle                $          (0.01)   $          (0.15)  $             0.01  $             0.12
                                      =================   =================  ==================  ==================

Net Income (Loss) per Share
  Effect of Change in
  Accounting Principle                $               -   $          (0.03)  $                -  $           (0.06)
                                      =================   =================  ==================  ==================

Net Income (Loss) per Share
  After Effect of Change in
  Accounting Principle                $          (0.01)   $          (0.18)  $             0.01  $             0.06
                                      =================   =================  ==================  ==================

                                              8,600,000           1,000,000           8,600,000           1,000,000
                                      =================   =================  ==================  ==================












                    The accompanying notes are an integral part of these financial statements.

                         NORTHEAST MORTGAGE CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                                    For the six months ended
                                                                                            June 30,
                                                                             --------------------------------------
                                                                                    2002                2001
                                                                             ------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                                            $           55,571  $           61,916
Adjustments to reconcile net loss to net cash
Provided by operating activities
Depreciation and Amortization                                                           112,615             141,757
(Increase) Decrease in Deferred Tax Asset                                               (20,300)
(Increase) Decrease in Accounts Receivable                                               17,777             (76,627)
(Increase) Decrease in Employee Advances                                                (38,767)             49,541
(Increase) Decrease in Customer Lists                                                         -                   -
(Decrease) Increase in Accounts Payable and Accrued Expenses                             30,307            (185,794)
                                                                             ------------------  ------------------
      Net Cash Used in Operating Activities                                             157,203              (9,207)
                                                                             ------------------  ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Equipment                                                                   (12,000)                  -
(Increase) Decrease in Mortgages Receivable                                          14,958,579          (8,197,876)
(Increase) Decrease in Deposits                                                         (18,457)             (7,500)
                                                                             ------------------  ------------------
      Net Cash Used in Investing Activities                                          14,928,122          (8,205,376)
                                                                             ------------------  ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Long-term Debt                                                              (39,147)                  -
Payments on Shareholder Payables                                                        (61,822)           (119,060)
Net Borrowing under Line of Credit Arrangements                                     (14,988,349)          8,270,202
                                                                             ------------------  ------------------
      Net Cash Provided by Financing Activities                                     (15,089,318)          8,151,142
                                                                             ------------------  ------------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                                                              (3,993)            (63,441)
Cash and Cash Equivalents
  at Beginning of Period                                                                106,030             120,941
                                                                             ------------------  ------------------
Cash and Cash Equivalents
  at End of Period                                                           $          102,037  $           57,500
                                                                             ==================  ==================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
-------------------------------------------------
Cash paid during the year for:
  Interest                                                                   $          323,867  $          148,363
  Franchise and income taxes                                                 $                -  $                -

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES: None

                    The accompanying notes are an integral part of these financial statements.

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for Northeast Mortgage Corporation is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Interim Reporting

         The unaudited financial statements as of June 30, 2002 and for the six month period then ended reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the six months. Operating results for interim periods are not necessarily indicative of the results which can be expected for full years.

Organization and Basis of Presentation

         The Company was incorporated under the laws of the State of Nevada on July 25, 1997. The Company ceased all operating activities during the period from July 25, 1997 to October 20, 1999 and was considered dormant. From October 20, 1999 to March 26, 2002, the Company was in the development stage. On
February 25, 2002, the Company changed its name to Northeast Mortgage Corporation in anticipation of its acquisition of the assets of Northeast Mortgage, LLC, a Connecticut limited liability company. On March 27, 2002, the Company completed the acquisition of the assets of Northeast Mortgage, LLC pursuant to a Contribution Agreement dated October 30, 2001. The Company, with offices in Southbury, Connecticut; Easton, Massachusetts; and Mesa and Phoenix, Arizona, is a mortgage lender.

         Since the former members of Northeast Mortgage, LLC control 88% of the Company after the acquisition, the transaction has been recorded as a recapitalization of Northeast Mortgage, LLC. The equity of the Company has been restated retroactively to reflect the recapitalization on these financial statements.

Nature of Business

         The Company is engaged primarily in the mortgage banking business. Its principal activity is the origination and sale of mortgage loans. The Company does not retain the right to service any of the mortgage loans sold to permanent investors. The Company, as a non supervised mortgagee, also originates FHA insured Title II mortgages which are sold to permanent investors.

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fixed Assets

         Fixed assets are recorded at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. As of June 30, 2002, depreciation is computed as follows:

                                                                                Accumulated
                               Cost              Method           Life         Depreciation             Net
                         -----------------  ----------------  ------------  -------------------  ------------------
Furniture and
Fixtures                 $         288,518    Accelerated       7 Years     $           187,708  $          100,810
Office Equipment                   427,081    Accelerated       5 Years                 339,718              87,363
                         -----------------                                  -------------------
                         $         715,599                                  $527,426             $          188,173
                         =================                                  ===================  ==================

         As of December 31, 2001, depreciation is computed as follows:


                                                                                Accumulated
                               Cost              Method           Life         Depreciation             Net
                         -----------------  ----------------  ------------  -------------------  ------------------
Furniture and
Fixtures                 $         288,518    Accelerated       7 Years     $           172,533  $          115,985
Office Equipment                   415,080    Accelerated       5 Years                 319,253              95,827
                         -----------------                                  -------------------
                         $         703,598                                  $           491,786  $          211,812
                         =================                                  ===================  ==================

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Income (Loss) per Share

         The reconciliations of the numerators and denominators of the basic income (loss) per share computations are as follows:

                                                                                                     Per-Share
                                                              Income              Shares               Amount
                                                              ------              ------               ------
                                                           (Numerator)         (Denominator)

                                                                 For the three months ended June 30, 2002
                                                                 ----------------------------------------
Basic Income (Loss) per Share
Income (Loss) to common shareholders                    $          (84,366)           8,600,000  $           (0.01)
                                                        ==================  ===================  ==================

                                                                 For the three months ended June 30, 2001
                                                                 ----------------------------------------
Basic Income (Loss) per Share
Income (Loss) to common shareholders                    $         (184,752)           1,000,000  $           (0.18)
                                                        ==================  ===================  ==================

                                                                  For the six months ended June 30, 2002
                                                                  --------------------------------------
Basic Income (Loss) per Share

Income (Loss) to common shareholders                    $           55,571            8,600,000  $             0.01

                                                        ==================  ===================  ==================

                                                                  For the six months ended June 30, 2001
                                                                  --------------------------------------
Basic Income (Loss) per Share
Income (Loss) to common shareholders                    $           61,916            1,000,000  $             0.06
                                                        ==================  ===================  ==================

         The total number of shares at June 30, 2002, includes 4,000,000 common shares that are issued and outstanding and 4,600,000 shares of Series A Convertible Preferred Stock. The Series A shares are convertible to one share of common stock. The total number of shares at June 30, 2001 includes 1,000,000 common shares that are issued and outstanding.

         There are no dilutive outstanding common stock equivalents at June 30, 2002 and 2001.

Concentration of Credit Risk

         The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and mortgages receivable. The Company places its cash investments with high credit quality institutions. At times such investments may be in excess of the FDIC insurance limit. The mortgages receivable are secured by residential real estate.

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Income Taxes

         The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No.109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.

Comprehensive Income

         The Company does not have any accumulated comprehensive income items, and therefore, is not required to report comprehensive income.

Advertising

         Advertising costs are expensed as incurred.

Revenue Recognition

         Revenue and related costs are reflected in the accounts when earned or incurred.


Recent Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Major provisions of these Statements and their effective dates for the Company are as follows:

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

         (a) All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interests method of accounting is prohibited except for transactions initiated before July 1, 2001.
         (b) Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.
         (c)      Goodwill,  as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized.
         (d)      Effective January 1, 2002, all previously  recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.
         (e) Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.
         (f) Effective January 1, 2002, the useful life of intangible assets with finite lives will be evaluated each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization.
         (g) All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

         On January 1, 2002, the Company adopted SFAS 142 and as required, the useful lives of the customer lists were evaluated and the remaining amortization periods adjusted accordingly. Prior to the adoption of SFAS 142, the Company amortized the customer lists over an estimated useful life of fifteen years. Since the adoption of SFAS 142, the Company amortizes the customer lists over an estimated useful life of five years. The effect of the accounting change and related income tax effects are presented in the statement of operations, along with the per-share effect of the accounting change.

NOTE 2 - MORTGAGES RECEIVABLE

         Mortgages Receivable consist principally of real estate mortgage loans originated and held for sale to permanent investors. They are held at lower of cost or market. Market value is determined by the permanent investor commitment. Also included in Mortgages Receivable are private real estate mortgages, with terms of three and six months, that bear interest at 13.99% per annum. The notes are secured by residential real estate located in the states of Connecticut and Arizona and are financed through the Company. The fair value for these mortgages receivable approximate carrying amounts due to the short maturities of these instruments.

         Losses are recorded as incurred. The Company has no provision for losses because it has never had a delinquency. The probability for a loss is immaterial, due to the fact that the loans are sold to permanent investors before funding.

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (Continued)

NOTE 3 - CUSTOMER LISTS

         The Company acquired its customer lists through direct purchase from various vendors. These are recorded at cost and amortized using the straight line method over five years, which is the estimated useful life. With the formation of the Company's telemarketing department, the customer lists are now a component of the Company's data base, and through statistical reports, impairment is evaluated on an annual basis.

NOTE 4 - INCOME TAXES

         Deferred taxes result from temporary differences in the recognition of income and expenses for income tax reporting and financial statement reporting purposes. The Company had deferred tax benefits (expenses) of $59,753 and $0 for the six months ended June 30, 2002 and 2001 respectively. These deferred tax benefits are the result of differences between book and tax amortization of intangible assets.

         The difference between the effective income tax rate and the federal statutory income tax rate on the loss from continuing operations are presented below:

                                                                                    For the Six Months Ended
                                                                                            June 30,
                                                                             --------------------------------------
                                                                                    2002                2001
                                                                                                    (Pro Forma)
                                                                             ------------------  ------------------

Expense (Benefit) at the federal statutory rate of 34%                       $           25,785  $           21,060
Effect on opening deferred taxes of reduction in tax rate                                20,300              20,300
Nondeductible expenses                                                                      938               1,020
State Income Taxes                                                                       (3,456)             (3,103)
Surtax Exemption                                                                        (10,343)            (10,964)
                                                                             ------------------  ------------------
Effective Tax Expense (Benefit)                                              $           33,224  $           28,313
                                                                             ==================  ==================

NOTE 5 - OPERATING LEASE COMMITMENTS

         The Company leases office space in Southbury, Connecticut; Easton, Massachusetts; and Mesa and Phoenix, Arizona under agreements with terms of one to five years. In addition to the base rents, the Company is, in general, responsible for paying its pro rata share of the increases in real estate taxes and operating expenses over the base year amounts.

         The Company leases office equipment under agreements with terms of three years.

         The following summarizes the future minimum lease payments under all noncancellable operating lease obligations:

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (Continued)

NOTE 5 - OPERATING LEASE COMMITMENTS (continued)

                     2002                               $302,216
                     2003                                292,392
                     2004                                145,447
                     2005                                106,112
                     2006                                 62,419

NOTE 6 - DEPOSITS

         Included in deposits are amounts paid to permanent investors under indemnification agreements for loans sold and now serviced by said investors. Management expects no future indemnifications, nor do they expect to repurchase any loan sold, and accordingly, no provision has been made in the financial statements.

NOTE 7 - PROFIT SHARING PLAN

         On June 1, 1997, the Company (employer) established a 401(k) Profit Sharing Plan. Any full time employee who has completed three months of service and has attained age 21 is eligible to participate. The employer can make a discretionary matching contribution based on the employee elective contribution. The contribution, if any, is determined each year. For 2001, there were no matching contribution made.

NOTE 8 - LINE OF CREDIT

                                                                                  June 30,          December 31,
                                                                                    2002                2001
                                                                             ------------------  ------------------

$25,000,000 Line of Credit -Horizon Bank                                     $        4,975,845  $       22,799,474
    Interest at Prime plus 1% per annum
    Security interest in all business assets and personal guarantee of members and their spouses
    Expires October 31, 2002,

$6,000,000 Line of Credit - People's Bank                                             6,446,548           3,611,268
    Interest at Federal Discount Rate
    Security interest in all business assets and personal guarantee of  members and their spouses
    Expires June 30, 2002

                                                                             ------------------  ------------------
                 Total Lines Of Credit                                       $       11,422,393   $      26,410,742
                                                                             ==================  ==================

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (Continued)

NOTE 9 - NOTE PAYABLE - BANK

         On March 29, 2001, the Company signed a new credit agreement with Newtown Savings Bank (Bank). The new agreement amends the Commercial Note and Revolving Loan Agreement dated December 4, 1997 wherein a revolving credit facility was made available to the Company by the Bank in the amount of One Million Dollars ($1,000,000).

         The new agreement, with a principal sum of $676,000 is payable in fifty-nine (59) monthly principal payments of $5,633.33 plus interest commencing April 29, 2001 with the final payment of the entire unpaid principal balance of $343,633.53 plus interest payable on March 29, 2006. Interest is calculated at a variable rate per annum of two percentage points above the Prime Rate as published by the Wall Street Journal.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

         The Company is involved in various legal actions arising in the normal course of business. The Company is a party in the following pending matters:

         In Luciano et al v. Northeast Mortgage, LLC, the Plaintiff is suing as a result of an alleged breach of a commitment to lend $180,000, as well as other tort related claims. The Plaintiff does not have an attorney and consequently, the nature and basis of the claims are difficult to determine from the pleadings that have been filed to date. The Company intends to vigorously defend this action and has joined co-defendant IndyMac Mortgage Holdings, Inc. in retaining legal counsel to represent its interests. A Motion to Dismiss the Plaintiff's claims has been granted and the Plaintiff has filed several motions to reinstate the claims. Due to the fact that the litigation has never progressed past the initial stages, the Company is unable to evaluate the likelihood of an unfavorable outcome or estimate the amount, if any, of any potential losses. No provision has been made in the financial statements related to this claim.

NOTE 11 - RECAPITALIZATION

         On March 27, 2002, the Company consummated a transaction in which it acquired substantially all of the assets of Northeast Mortgage, LLC. (the "Acquisition").

         The Company had 1,000,000 shares of $.001 par value common stock outstanding prior to the acquisition. As a result of the acquisition, the former members of Northeast Mortgage, LLC were issued 3,000,000 shares of the Company's common stock and 4,600,000 shares of the Company's Series A Preferred Stock.. Following the acquisition, the Company had 4,000,000 shares of common stock and 4,600,000 shares of Series A Preferred Stock issued and outstanding.

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (Continued)

NOTE 11 - RECAPITALIZATION (continued)

         The former principal member of Northeast Mortgage, LLC and the Company's current President, Brian P. Rogerson, became the principal stockholder of the Company. Mr. Rogerson now owns 1,650,000 shares of the common stock, or approximately 41.25% of the issued and outstanding common stock. The only significant stockholder of the Company other than the former members of Northeast Mortgage, LLC is Daniel L. Hodges, who owns 800,000 shares of the Company's common stock. At the time of the acquisition, the Company had no assets or liabilities.

         Since the former members of Northeast Mortgage,  LLC control 88% of the
Company  after  the  acquisition,   the  transaction  has  been  recorded  as  a
recapitalization of Northeast Mortgage, LLC.

NOTE 12 - PREFERRED STOCK

         On January 8, 2001, the Company authorized 10,000,000 shares of Preferred Stock, designated as Series A and Series B Preferred Stock. Series A and Series B Preferred Stock consist of 5,000,000 shares, with a par value of $.001 per share. On January 18, 2002 the Board of Directors approved a resolution that designates the 5,000,000 shares of Series A shares as Series A Convertible Preferred Stock, with a par value of $.001 per share. The Stated Value of each Series A Preferred Share is $.10. The holders of shares of the Series A Preferred Stock shall be entitled to receive dividends when, if and as declared by the Board of Directors. Each share of Series A Preferred Stock shall be convertible, at the option of the holder, into one share of the Company's common stock.

NOTE 13 - ACQUISITION

         On March 27, 2002 the Company acquired all of the assets of Northeast Mortgage, LLC (NEM). As a result of the Acquisition, the Company issued 3,000,000 shares of common stock and 4,600,000 shares of Series A Preferred Stock to the former members of NEM and the Acquisition the business of NEM became the Company's business. On February 25, 2002, the Company filed Articles of Amendment to amend and restate the Articles of Incorporation to change the name from Knight Investment Ltd. to Northeast Mortgage Corporation in anticipation of the Acquisition.

         The Company is engaged primarily in the mortgage banking business, and as such originate and sell mortgage loans. The mortgage loans are principally prime credit quality first-lien mortgage loans secured by single-family residences although the Company also offers home equity loans both in conjunction with newly produced prime credit quality first mortgages and as a separate product. In addition, the Company offers sub-prime credit quality first-lien single-family mortgage loans.

         Before the acquisition of NEM, the Company was an inactive publicly registered shell corporation and had no significant assets or operations.

                          INDEPENDENT AUDITOR'S REPORT


Knight Investment Ltd.
(A Development Stage Company)


         We have audited the accompanying balance sheets of Knight Investment Ltd. (a development stage company) as of December 31, 2001 and 2000, and the related statements of operations and cash flows for the two years ended December 31, 2001 and the statement of stockholder's equity from July 25, 1997 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Knight Investment Ltd. (a development stage company) as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the two years ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                                    Respectfully submitted



                                                    /S/ ROBISON, HILL & CO.
                                                    Certified Public Accountants

Salt Lake City, Utah
February 26, 2002

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                                 BALANCE SHEETS


                                                                        December 31,
                                                            -------------------------------------
                                                                  2001                2000
                                                            -----------------   -----------------

Assets:                                                     $               -   $               -
                                                            =================   =================

Liabilities - Accounts Payable                              $           3,885   $               -
                                                            -----------------   -----------------

Stockholders' Equity:
  Common Stock, Par value $.001
    Authorized 100,000,000 shares,
    Issued 1,000,000 shares at December 31,
    2001 and 2000                                                       1,000               1,000
  Paid-In Capital                                                      26,573               2,531
  Deficit Accumulated During the
    Development Stage                                                 (31,458)             (3,531)
                                                            -----------------   -----------------

     Total Stockholders' Equity                                        (3,885)                  -
                                                            -----------------   -----------------

     Total Liabilities and
       Stockholders' Equity                                 $               -   $               -
                                                            =================   =================
















                    The accompanying notes are an integral part of these financial statements.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS



                                                                                   Cumulative
                                                                                      since
                                                                                    July 25,
                                                                                      1997
                                                                                    inception
                                                 For the year ended                    of
                                                    December 31,                   development
                                        -------------------------------------
                                               2001               2000                stage
                                        ------------------  -----------------   -----------------
Revenues:                               $                -  $               -   $               -

Expenses:                                           27,927              2,181              31,458
                                        ------------------  -----------------   -----------------

     Net Loss                           $          (27,927) $          (2,181)  $         (31,458)
                                        ------------------  -----------------   -----------------

Basic & Diluted loss per share          $          (0.03)   $               -
                                        ==================  =================






















                    The accompanying notes are an integral part of these financial statements.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
              SINCE JULY 25, 1997 (INCEPTION) TO DECEMBER 31, 2001

                                                                                               Deficit
                                                                                             Accumulated
                                                                                                Since
                                                                                               July 25,
                                                                                                 1997
                                                                                              Inception
                                                     Common Stock             Paid-In        Development
                                                 Shares        Par Value      Capital           Stage
                                             --------------- -------------  ------------   ----------------
Balance at July 25, 1997 (inception)                       - $           -  $          -   $              -

November 4, 1997 Issuance of Stock
for Services and payment
of Accounts Payable                                1,000,000         1,000             -                  -

Net Loss                                                   -             -             -             (1,100)
                                             --------------- -------------  ------------   ----------------

Balance at December 31, 1997                       1,000,000         1,000             -             (1,100)

Net Loss                                                   -             -             -               (100)
                                             --------------- -------------  ------------   ----------------

Balance at December 31, 1998                       1,000,000         1,000             -             (1,200)

Capital contributed by Shareholder                         -             -           350                  -
Net Loss                                                   -             -             -               (150)
                                             --------------- -------------  ------------   ----------------

Balance at December 31, 1999                       1,000,000         1,000           350             (1,350)

Capital contributed by Shareholder                         -             -         2,181                  -
Net Loss                                                   -             -             -             (2,181)
                                             --------------- -------------  ------------   ----------------

Balance at December 31, 2000                       1,000,000         1,000         2,531             (3,531)

Capital Contributed by Shareholder                         -             -        24,042                  -
Net Loss                                                   -             -             -            (27,927)
                                             --------------- -------------  ------------   ----------------

Balance at December 31, 2001                       1,000,000 $       1,000  $     26,573   $        (31,458)
                                             =============== =============  ============   ================



                        The accompanying notes are an integral part of these financial statements.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                                    Cumulative
                                                                                      Since
                                                                                     July 25,
                                                                                       1997
                                                                                    Inception
                                                        For the years ended             of
                                                           December 31,            Development
                                                     -------------------------
                                                         2001         2000            Stage
                                                     ------------ ------------   ----------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                                             $    (27,927)$     (2,181)  $        (31,458)
Increase (Decrease) in Accounts Payable                     3,885            -              3,885
                                                     ------------ ------------   ----------------
  Net Cash Used in operating activities                   (24,042)      (2,181)           (27,573)
                                                     ------------ ------------   ----------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Net cash provided by
  investing activities                                          -            -                  -
                                                     ------------ ------------   ----------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Stock Issued for Cash                                           -            -              1,000
Capital contributed by shareholder                         24,042        2,181             26,573
                                                     ------------ ------------   ----------------
Net Cash Provided by
  Financing Activities                                     24,042        2,181             27,573
                                                     ------------ ------------   ----------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                                     -            -                  -
Cash and Cash Equivalents
  at Beginning of Period                                        -            -                  -
                                                     ------------ ------------   ----------------
Cash and Cash Equivalents
  at End of Period                                   $          - $          -   $              -
                                                     ============ ============   ================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                           $          - $          -   $              -
  Franchise and income taxes                         $        115 $        200   $            615

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES: None



                        The accompanying notes are an integral part of these financial statements.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 and 2000


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for Knight Investment Ltd. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

         The Company was incorporated under the laws of the State of Nevada on July 25, 1997. Since July 25, 1997, the Company is in the development stage, and has not commenced planned principal operations.

Nature of Business

         The Company has no products or services as of December 31, 2001. The Company was organized as a vehicle to seek merger or acquisition candidates. The Company intends to acquire interests in various business opportunities, which in the opinion of management will provide a profit to the Company.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 and 2000
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Loss per Share

         The reconciliations of the numerators and denominators of the basic loss per share computations are as follows:

                                                                                                     Per-Share
                                                              Income              Shares               Amount
                                                              ------              ------               ------
                                                           (Numerator)         (Denominator)

                                                                   For the year ended December 31, 2001
Basic Loss per Share
Loss to common shareholders                             $          (27,927)           1,000,000  $          (0.03)
                                                        ==================  ===================  ==================


                                                                   For the year ended December 31, 2000
Basic Loss per Share
Loss to common shareholders                             $           (2,181)           1,000,000  $               -
                                                        ==================  ===================  ==================

         The  effect  of   outstanding   common  stock   equivalents   would  be
anti-dilutive for December 31, 2001 and 2000 and are thus not considered.

Concentration of Credit Risk

         The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

NOTE 2 - INCOME TAXES

         As of December 31, 2001, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $30,000 that may be offset against future taxable income through 2021. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 and 2000
                                   (Continued)

NOTE 3 - DEVELOPMENT STAGE COMPANY/GOING CONCERN

         The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage. The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

NOTE 4 - COMMITMENTS

         As of December 31, 2001 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of the facilities.

NOTE 5 - SUBSEQUENT EVENTS

         On March 22, 2002, the Company finalized a merger with Northeast Mortgage, L.L.C. The Company acquired Northeast Mortgage, L.L.C. and all or substantially all of its assets and liabilities in exchange for 3,000,000 shares of common stock and 4,600,000 shares of Series A Preferred Stock. Since the merger, the Company is no longer considered a development stage entity.

                          INDEPENDENT AUDITOR'S REPORT


Northeast Mortgage Corporation
(Formerly Northeast Mortgage, LLC.)

         We have audited the accompanying balance sheet of Northeast Mortgage Corporation (formerly Northeast Mortgage, LLC) as of December 31, 2001, and the related statements of operations, changes in members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast Mortgage Corporation (formerly Northeast Mortgage, LLC), as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                                    Respectfully submitted



                                                    /S/ ROBISON, HILL & CO.
                                                    Certified Public Accountants

Salt Lake City, Utah
May 9, 2002

                          INDEPENDENT AUDITORS' REPORT



To The Members of Northeast Mortgage, LLC:

We have audited the accompanying balance sheet of Northeast Mortgage, LLC as of December 31, 2000, and the related statements of operations, changes in members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the management of Northeast Mortgage, LLC. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast Mortgage, LLC as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




KAHAN, STEIGER & COMPANY, P.C.
Stamford, Connecticut

April 24, 2001

                         NORTHEAST MORTGAGE CORPORATION
                       (Formerly Northeast Mortgage, LLC.)
                                 BALANCE SHEETS


                                                            December 31,
ASSETS:                                                  2001          2000
                                                      -----------   -----------
Current Assets:
     Cash                                             $   106,030   $   120,941
     Mortgages Receivable                              26,829,190    13,492,411
     Accounts Receivable                                  639,156       300,216
     Employee Advances                                     72,756       156,217
     Prepaid Expenses                                      10,000          --
     Accrued Interest Receivable                             --          61,596
                                                      -----------   -----------

          Total Current Assets                         27,657,132    14,131,381
                                                      -----------   -----------

Fixed Assets - Net                                        211,812       313,668
                                                      -----------   -----------

Other Assets:
     Deposits                                             152,841       118,184
     Notes Receivable - Second Mortgages                   52,800        70,290
     Customer Lists - Net                                 431,119       465,560
                                                      -----------   -----------

          Total Other Assets                              636,760       654,034
                                                      -----------   -----------

          Total Assets                                $28,505,704   $15,099,083
                                                      ===========   ===========

LIABILITIES & MEMBERS' EQUITY
Current Liabilities:
     Bank Line of Credit                              $      --     $   713,863
     Note Payable - Bank                                   67,600          --
     Warehouse Line of Credit                          26,410,742    12,321,450
     Accounts Payable and Accrued Expenses                317,670       828,105
     Customer Deposits                                       --          23,000
                                                      -----------   -----------

          Total Current Liabilities                    26,796,012    13,886,418

Long-Term Note Payable - Bank                             556,536          --
                                                      -----------   -----------

          Total Liabilities                            27,352,548    13,886,418

Members' Equity                                         1,153,156     1,212,665
                                                      -----------   -----------

          Total Liabilities and Members' Equity       $28,505,704   $15,099,083
                                                      ===========   ===========

                    The accompanying notes are an integral part of these financial statements.

                         NORTHEAST MORTGAGE CORPORATION
                       (Formerly Northeast Mortgage, LLC.)
                            STATEMENTS OF OPERATIONS



                                                      For the Year Ended
                                                          December 31,
                                                 ------------------------------
                                                    2001                2000
                                                 -----------        -----------
Revenues                                         $ 8,934,868        $ 5,863,464
                                                 -----------        -----------

Operating Expenses:
  Sales and Marketing                                656,871            600,590
  General and Administrative                       7,646,495          4,876,155
                                                 -----------        -----------

      Total Operating Expenses                     8,303,366          5,476,745
                                                 -----------        -----------

Net Operating Income (Loss)                          631,502            386,719

Other Income (Expense):
   Interest Income                                    12,954            135,776
   Interest Expense                                 (424,594)          (471,237)
                                                 -----------        -----------

Net Income (Loss)                                $   219,862        $    51,258
                                                 ===========        ===========












                    The accompanying notes are an integral part of these financial statements.

                         NORTHEAST MORTGAGE CORPORATION
                       (Formerly Northeast Mortgage, LLC.)
                     STATEMENT OF CHANGES IN MEMBERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000




Balance, January 1, 2000                                            $   351,362

Cash Distributions                                                     (874,229)

Cash Contributions                                                    1,684,274

Net income (loss)                                                        51,258
                                                                    -----------

Balance, December 31, 2000                                            1,212,665

Cash Distributions                                                     (279,371)

Net income (loss)                                                       219,862
                                                                    -----------

Balance, December 31, 2001                                          $ 1,153,156
                                                                    ===========



















                    The accompanying notes are an integral part of these financial statements.

                         NORTHEAST MORTGAGE CORPORATION
                       (Formerly Northeast Mortgage, LLC.)
                            STATEMENTS OF CASH FLOWS

                                                                   For the Year Ended
                                                                       December 31,
                                                               ----------------------------
                                                                   2001            2000
                                                               ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                              $    219,862    $     51,258
Adjustments to reconcile net loss to net cash
Provided by operating activities
Depreciation and Amortization                                       129,344         170,845
(Increase) Decrease in Accounts Receivable                         (338,940)       (152,903)
(Increase) Decrease in Employee Advances                             83,461          (7,766)
(Increase) Decrease in Accrued Interest Receivable                   61,596          67,879
(Increase) Decrease in Miscellaneous Receivable                        --           288,662
(Increase) Decrease in Prepaid Expenses                             (10,000)        125,186
(Decrease) Increase in Customer Deposits                            (23,000)          5,135
(Decrease) Increase in Accounts Payable and Accrued Expenses       (503,482)        366,458
                                                               ------------    ------------
      Net Cash Used in Operating Activities                        (381,159)        914,754
                                                               ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) Decrease in Mortgages Receivable                     (13,319,289)     (5,250,246)
Customer Lists Expenditures                                            --           (75,000)
Capital Expenditures                                                   --            (6,953)
(Increase) Decrease in Deposits                                     (34,657)        (79,581)
                                                               ------------    ------------
      Net Cash Used in Investing Activities                     (13,353,946)     (5,411,780)
                                                               ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Members                                           (279,371)       (874,229)
Net Borrowing Under Private Mortgages                                  --        (1,050,000)
Contribution From Members                                              --         1,684,274
Payments Under Bank Loan Agreement                                  (89,727)           --
Net Borrowing under Line of Credit Arrangements                  14,089,292       4,792,025
                                                               ------------    ------------
      Net Cash Provided by Financing Activities                  13,720,194       4,552,070
                                                               ------------    ------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                                         (14,911)         55,044
Cash and Cash Equivalents
  at Beginning of Period                                            120,941          65,897
                                                               ------------    ------------
Cash and Cash Equivalents
  at End of Period                                             $    106,030    $    120,941
                                                               ============    ============

                         NORTHEAST MORTGAGE CORPORATION
                       (Formerly Northeast Mortgage, LLC.)
                            STATEMENTS OF CASH FLOWS
                                   (continued)


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
-------------------------------------------------
Cash paid during the year for:
  Interest                                                     $    440,312    $    450,379
                                                               ============    ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES: None




























                    The accompanying notes are an integral part of these financial statements.

                         NORTHEAST MORTGAGE CORPORATION
                       (Formerly Northeast Mortgage, LLC.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for Northeast Mortgage Corporation (formerly Northeast Mortgage, LLC.) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

         The Company, formerly known as Northeast Mortgage, LLC., was organized on October 1, 1996 pursuant to the Limited Liability Company Act of the State of Connecticut. According to the operating agreement, the Company has a finite life of thirty (30) years and no member shall be personally liable for any debts or losses of the Company beyond such member's capital interest. The Company, with offices in Southbury, Connecticut, Easton, Massachusetts, and Mesa and Phoenix, Arizona, is a licensed mortgage lender.

Nature of Business

         The Company's principal activity is the origination of mortgage loans and the sale of the loans to permanent investors. The Company does not retain the right to service any of the mortgage loans sold to permanent investors. The Company, as a non supervised mortgagee, also originates FHA insured Title II mortgages which are sold to permanent investors.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual

                         NORTHEAST MORTGAGE CORPORATION
                       (Formerly Northeast Mortgage, LLC.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

results could differ from those estimates.

Fixed Assets

         Fixed assets are recorded at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. As of December 31, 2001, depreciation is computed as follows:

                                                                                Accumulated
                               Cost              Method           Life         Depreciation             Net
                         -----------------  ----------------  ------------  -------------------  ------------------
Furniture and
Fixtures                 $         288,518    Accelerated       7 Years     $           172,533  $          115,985
Office Equipment                   415,080    Accelerated       5 Years                 319,253              95,827
                         -----------------                                  -------------------
                         $         703,598                                  $           491,786  $          211,812
                         =================                                  ===================  ==================

         As of December 31, 2000, depreciation is computed as follows:


                                                                                Accumulated
                               Cost              Method           Life         Depreciation             Net
                         -----------------  ----------------  ------------  -------------------  ------------------
Furniture and
Fixtures                 $         291,200    Accelerated       7 Years     $           132,171  $          159,029
Office Equipment                   419,350    Accelerated       5 Years                 264,711             154,639
                         -----------------                                  -------------------
                         $         710,550                                  $           396,882  $          313,668
                         =================                                  ===================  ==================

Customer Lists

         Customer Lists acquired are recorded at cost and are being amortized over their estimated useful lives of fifteen years using the straight line method.

Concentration of Credit Risk

         The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and mortgages receivable. The Company places its cash investments with high credit quality institutions. At times such investments may be in excess of the FDIC insurance limit. The mortgages receivable are secured by residential real estate.

                         NORTHEAST MORTGAGE CORPORATION
                       (Formerly Northeast Mortgage, LLC.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Income Taxes

         The Company is treated as a partnership for federal income tax purposes and does not incur income taxes. Instead, its earnings and losses are included in the personal returns of the members and taxed depending on their personal tax situations. The financial statements do not reflect a provision for income taxes.

Comprehensive Income

         The Company does not have any accumulated comprehensive income items, and therefore, is not required to report comprehensive income.

Advertising

         Advertising costs are expensed as incurred.

NOTE 2 - MORTGAGES RECEIVABLE

         Mortgages Receivable consist principally of real estate mortgage loans originated and held for sale to permanent investors. They are held at lower of cost or market. Market value is determined by the permanent investor commitment. Also included in Mortgages Receivable are private real estate mortgages, with terms of three and six months, that bear interest at 13.99% per annum. The notes are secured by residential real estate located in the states of Connecticut and Arizona and are financed through the Company. The fair value for these mortgages receivable approximate carrying amounts due to the short maturities of these instruments.

         Losses are recorded as incurred. The Company has no provision for losses because it has never had a delinquency. The probability for a loss is immaterial, due to the fact that the loans are sold to permanent investors before funding.

NOTE 3 - OPERATING LEASE COMMITMENTS

         The Company leases office space in Southbury, Connecticut, Easton, Massachusetts and Mesa and Phoenix, Arizona under agreements with terms of one to five years. In addition to the base rents, the Company is, in general, responsible for paying its pro rata share of the increases in real

                         NORTHEAST MORTGAGE CORPORATION
                       (Formerly Northeast Mortgage, LLC.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                                   (Continued)

NOTE 3 - OPERATING LEASE COMMITMENTS (continued)

estate taxes and operating expenses over the base year amounts.

         The Company leases office equipment under agreements with terms of three years.

         The following summarizes the future minimum lease payments under all noncancellable operating lease obligations:

                                    2002                               $302,216
                                    2003                                292,392
                                    2004                                145,447
                                    2005                                106,112
                                    2006                                 62,419

NOTE 4 - DEPOSITS

         Included in deposits are amounts paid to permanent investors under indemnification agreements for loans sold and now serviced by said investors. Management expects no future indemnifications, nor do they expect to repurchase any loan sold, and accordingly, no provision has been made in the financial statements.

NOTE 5 - CONVERSION OF DEBT

         During 2000, a restructuring of debt occurred. A $1,050,000 obligation of the Company was converted to personal obligations of the members and were accordingly reported as member contributions.

NOTE 6 - PROFIT SHARING PLAN

         On June 1, 1997, the Company (employer) established a 401(k) Profit Sharing Plan. Any full time employee who has completed three months of service and has attained age 21 is eligible to participate. The employer can make a discretionary matching contribution based on the employee elective contribution. The contribution, if any, is determined each year. For 2000 and 2001, there was no matching contribution made.

                         NORTHEAST MORTGAGE CORPORATION
                       (Formerly Northeast Mortgage, LLC.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                                   (Continued)

NOTE 7 - LINES OF CREDIT

                                                                            December 31,
                                                                         2001           2000
                                                                      -----------   -----------
$1,250,000 Line of Credit - Newtown Savings Bank                      $      --     $   713,863
                                                                      ===========   ===========
    Interest at Prime rate plus 3% per annum
    Security interest in all business assets and personal guarantee of members and their spouses
    Loan  Modification  made March 29, 2001 creating term loan
    Expires March 29, 2006

$25,000,000 Line of Credit -Horizon Bank                              $22,799,474   $ 7,265,946
    Interest at Prime plus 1% per annum
    Security interest in all business assets and personal guarantee of members and their spouses
    Expires October 31, 2002,

$6,000,000 Line of Credit - People's Bank                               3,611,268     5,055,504
    Interest at Federal Discount Rate
    Security interest in all business assets and personal guarantee of  members and their spouses
    Expires June 30, 2002


                 Total Lines Of Credit                                $26,410,742   $12,321,450
                                                                      ===========   ===========

NOTE 8 - NOTE PAYABLE - BANK

         On March 29, 2001, the Company signed a new credit agreement with Newtown Savings Bank (Bank). The new agreement amends the Commercial Note and Revolving Loan Agreement dated December 4, 1997 wherein a revolving credit facility was made available to the Company by the Bank in the amount of One Million Dollars ($1,000,000).

         The new agreement, with a principal sum of $676,000 is payable in fifty-nine (59) monthly principal payments of $5,633.33 plus interest commencing April 29, 2001 with the final payment of the entire unpaid principal balance of $343,633.53 plus interest payable on March 29, 2006. Interest is calculated at a variable rate per annum of two percentage points above the Prime Rate as published by the Wall Street Journal.

                         NORTHEAST MORTGAGE CORPORATION
                       (Formerly Northeast Mortgage, LLC.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                                   (Continued)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

         The Company is involved in various legal actions arising in the normal course of business. The Company is a party in the following pending matters:

         In Luciano et al v. Northeast Mortgage, LLC, the Plaintiff is suing as a result of an alleged breach of a commitment to lend $180,000, as well as other tort related claims. The Plaintiff does not have an attorney and consequently, the nature and basis of the claims are difficult to determine from the pleadings that have been filed to date. The Company intends to vigorously defend this action and has joined co-defendant IndyMac Mortgage Holdings, Inc. in retaining legal counsel to represent its interests. A Motion to Dismiss the Plaintiff's claims has been granted and the Plaintiff has filed several motions to reinstate the claims. Due to the fact that the litigation has never progressed past the initial stages, the Company is unable to evaluate the likelihood of an unfavorable outcome or estimate the amount, if any, of any potential losses. No provision has been made in the financial statements related to this claim.

NOTE 10 - SUBSEQUENT EVENTS

         On March 22, 2002, Northeast Mortgage, LLC. consummated a transaction in which substantially all of the assets of Northeast Mortgage, LLC. (the "Acquisition") were acquired by Northeast Mortgage Corporation, (the "Acquiring Company") a Nevada corporation previously known as Knight Investment Ltd.

         The Acquiring Company had 1,000,000 shares of its $.001 par value common stock outstanding prior to the acquisition. As a result of the acquisition, the former members of Northeast Mortgage, LLC now own 3,000,000 shares of newly issued common stock of the Acquiring Company's now 4,000,000 shares issued and outstanding, in addition to 4,600,000 shares of the Acquiring Company's Series A preferred stock.

         The principal member of Northeast Mortgage, LLC, Brian P. Rogerson, became the principal stockholder of the Acquiring Company. Mr. Rogerson now owns 1,650,000 shares of the common stock, or approximately 41.25% of the issued and outstanding common stock. The only significant stockholder of the Acquiring Company outside of the original members of Northeast Mortgage, LLC will be Daniel L. Hodges, who now owns 800,000 shares of the Acquiring Company's common stock. At the time of the acquisition, Northeast Mortgage Corporation had no assets or liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         On March 27, 2002, Northeast Mortgage, LLC, ("Northeast") and Knight Investments, Ltd., (a development stage company) ("Knight") executed an Agreement that provides for the Acquisition of Northeast by Knight in a reverse merger. See "The Merger." The following unaudited pro forma condensed combined financial statements are based on the December 31, 2001 unaudited historical financial statements of Northeast and Knight contained elsewhere herein, giving effect to the transaction under the purchase method of accounting, with Northeast treated as the acquiring entity for financial reporting purposes. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2001 presents the results of operations of the Surviving Corporation, assuming the merger was completed on January 1, 2001.

         The unaudited pro forma condensed combined financial statements have been prepared by management of Northeast and Knight based on the financial statements included elsewhere herein. The pro forma adjustments include certain assumptions and preliminary estimates as discussed in the accompanying notes and are subject to change. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. These pro forma financial statements should be read in conjunction with the accompanying notes and the historical financial information of both Northeast and Knight (including the notes thereto) included in this Form. See "FINANCIAL STATEMENTS."

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001


                                                          Northeast             Knight                                Pro Forma
                                                           Mortgage          Investment,          Pro Forma           Combined
                                                             LLC                 Ltd.            Adjustments           Balance
                                                      ------------------  ------------------  -----------------   -----------------
Revenues:                                             $        8,934,868  $               -   $              -    $       8,934,868

Expenses:
   Sales & Marketing                                             656,871                   -                  -             656,871
   General & Administrative                                    7,646,495              27,927            119,533  A        7,793,955
                                                      ------------------  ------------------  -----------------   -----------------

Net Operating Income (Loss)                                      631,502             (27,927)          (119,533)            484,402

Other Income (Expense)                                          (411,640)                  -                  -            (411,640)
                                                      ------------------  ------------------  -----------------   -----------------

Net Income (Loss) Before Income Taxes                            219,862             (27,927)                 -              72,402

Income Tax Expense (Benefit)                                           -                   -            (18,530) B          (18,530)
                                                      ------------------  ------------------  -----------------   -----------------

Net Income (Loss)                                     $          219,862  $          (27,927) $        (138,063)  $          53,872
                                                      ==================  ==================  =================   =================

Income (Loss) per share                               $              -    $           (0.03)                      $            0.01
                                                      ==================  ==================                      =================

Weighted average shares outstanding                                  -             1,000,000                              8,600,000
                                                      ==================  ==================                      =================











See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)      General

In the acquisition, Knight will acquire all of the assets and liabilities of Northeast in exchange for 3,000,000 shares of Common Stock and 4,600,000 shares of Series A Preferred Stock, or approximately 75% of the New Common Stock outstanding and 100% of the New Series A Preferred Stock outstanding subsequent to the Merger, subject to certain adjustments. The acquisition will be accounted for as a reverse merger, with Northeast being treated as the surviving entity for accounting purposes. For purposes of preparing these pro forma financial statements, certain assumptions as set forth in the notes to the pro forma adjustments have been made in allocating the sales price to the net assets sold. As such, the pro forma adjustments discussed below are subject to change based on final appraisals and determination of the fair market value of the assets and liabilities of Knight.

(2)      Fiscal Year Ends

         The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 include Northeast's and Knight's operations on a common fiscal year.

(3)      Pro Forma Adjustments

         The adjustments to the accompanying unaudited pro forma condensed combined statements of operations are described below:

         (A) To record increase in amortization expense due to adoption of SFAS 142.

         (B) To record income tax expense for the year.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

ARTICLE TWELFTH of the Amended and Restated Articles of Incorporation of the Registrant provides as follows:

         No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE XI of the Bylaws of the Registrant provide as follows:

         Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

         (a.) Directors Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Nevada General Corporation Law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Nevada General Corporation Law or (iv) such indemnification is required to be made under subsection (d).

         (b.) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Nevada General Corporation Law.

        (c.) Expense. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

        Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

         (d.) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standard of conduct that make it permissible under the Nevada General
Corporation Law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed in the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Nevada General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

         (e.) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Nevada General Corporation Law.

        (f.) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (g.) Insurance. To the fullest extent permitted by the Nevada General Corporation Law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

        (h.) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

         (i.) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

         (j.) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

                  (i.) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

                  (ii.) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

                  (iii.) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (iv.) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                  (v.) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw.

         Section 78.7502 of the Nevada Revised Statutes allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director, except for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of 78.138 or an intentional violation of criminal law.

         Section 78.7502, et seq. of the Nevada Revised Statutes provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Registrant has included in its Articles of Incorporation a provision limiting director liability in accordance with the statute.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the Registration Statement.

     Securities and Exchange Commission Registration Fee                      62
     Legal Fees and Expenses                                              25,000
     Accounting Fees and Expenses                                         15,500
     Other Expenses                                                        2,500
                                                                          ------
     Total Expenses                                                       42,562
                                                                          ======

Item 26.  Recent Sales of Unregistered Securities.

         On March 27, 2002, we issued 3,000,000 shares of our common stock and 4,600,000 shares of our series A convertible preferred stock to the former members of Northeast Mortgage, LLC in our acquisition of all, or substantially all, of the assets of that entity. Such shares were issued pursuant to Section 4(2) of the Securities Act of 1933 as no public offering was involved.

Item 27.  Exhibits

    Exhibit
    Number                              Description                                    Reference
--------------    --------------------------------------------------------------     --------------
           2.1    Contribution Agreement among Registrant, Northeast Mortgage
                  LLC, and its members                                                     (1)
           3.1    Articles of Incorporation of Registrant, dated July 25, 1997              *
           3.2    Amended and restated Articles of Incorporation of Registrant,
                  dated October 20, 1999                                                    *
           3.3    Amended and Restated Articles of Incorporation of Registrant,
                  dated December 27, 2001                                                  (1)
           3.4    Amended and Restated By-laws of Registrant                                *
           4.1    Form of Common Stock Certificate                                          *
           5.1    Opinion of Quarles & Brady Streich Lang, LLP as to the legality
                  of securities being registered (includes consent)                         *
          10.1    2001 Stock Option Plan                                                   (1)
          10.2    Peoples Bank Credit Line Agreement                                        *
          10.3    Horizon Bank Credit Line Agreement                                        *

*        Filed herewith

(1)     Previously filed.

Item 28.  Undertakings

(a)      Rule 415 Offering.  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low and high and of its maximum offering range may be reflected in its form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For determining any liability under the Securities Act of 1933 (the "Securities Act"), to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     Request for acceleration of effective date.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offering in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2/A and authorized this First Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona, on October 15, 2002.

               NORTHEAST MORTGAGE CORPORATION, a Nevada corporation /s/ Brian Rogerson
               ---------------------------------
               Brian Rogerson, Chairman of the Board and
               President (Chief Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                Signature and Title                                 Date


/s/ Brian Rogerson                                            October 15, 2002
--------------------------------------------------------------
Brian Rogerson,
Chairman of the Board, President, Principal
Executive Officer and Director


/s/ Sean Rogerson                                             October 15, 2002
--------------------------------------------------------------
Sean Rogerson,
Director, Vice President and Principal Financial Officer


/s/ Anthony Gabriele                                          October 15, 2002
--------------------------------------------------------------
Anthony Gabriele, Director and Secretary


/s/ Daniel L. Hodges                                          October 15, 2002
--------------------------------------------------------------
Daniel L. Hodges, Director